EXHIBIT 10.32

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

COLLABORATION AND LICENSE AGREEMENT

by and among

CARISMA THERAPEUTICS INC.

and

MODERNATX, INC.

Dated as of January 7, 2022

ARTICLE I. DEFINITIONS		1
ARTICLE II. RESEARCH		15
2.1.	Collaboration Overview	15
2.2.	Research Targets	15
2.3.	Pre-Cleared Target List Adjustments	16
2.4.	Maximum Number of Research Targets; Replacement Research Targets	16
2.5.	Replacement of Research Target Without Counting Against Replacement Cap.	16
2.6.	Research Activities; Research Plan and Research Budget.	17
2.7.	Research Plan and Research Budget Updates	19
2.8.	Briefing the JSC	20
2.9.	Development Target Designation; Replacement	20
2.10.	[**] Targets	20
2.11.	Carisma Activities Outside of the Field	21
2.12.	Subcontractors	21
2.13.	Transfer of Materials	22
2.14.	Board Seat	22
ARTICLE III. DEVELOPMENT AND COMMERCIALIZATION		23
3.1.	Development; Commercialization.	23
3.2.	Regulatory.	23
3.3.	Cessation of Activities with respect to a Development Target	24
3.4.	No Representation	24
ARTICLE IV. EXCLUSIVITY		24
4.1.	Research Term Exclusivity	24
4.2.	Collaboration Target Exclusivity	25
4.3.	Product Polypeptide Exclusivity	25
4.4.	Exception for Business Combination	25
ARTICLE V. GOVERNANCE		26
5.1.	Joint Steering Committee.	26
5.2.	Alliance Managers	27

-i-

ARTICLE VI. FINANCIAL TERMS		27
6.1.	Upfront Payment	27
6.2.	Development Target Designation Fee.	27
6.3.	Development Milestones	28
6.4.	Sales Milestone Payments	29
6.5.	Royalties.	29
6.6.	[**] Royalties and Payments	31
6.7.	Additional Payment Terms.	31
6.8.	Records Retention by Moderna; Review by Carisma.	32
ARTICLE VII. CONFIDENTIALITY		33
7.1.	Nondisclosure	33
7.2.	Exceptions	33
7.3.	Authorized Disclosure.	33
7.4.	Terms of this Agreement	35
7.5.	Securities Filings	35
7.6.	Publications	35
7.7.	Press Release; Publicity	36
ARTICLE VIII. INTELLECTUAL PROPERTY		36
8.1.	License.	36
8.2.	Ownership.	38
8.3.	Product-Specific Program Technology License.	41
8.4.	Carisma Platform Program Technology License	41
8.5.	In-Licenses.	41
8.6.	America Invents Act	43
ARTICLE IX. PATENT PROSECUTION		44
9.1.	Prosecution and Maintenance of Patents.	44
9.2.	Defense of Claims Brought by Third Parties.	44
9.3.	Patent Term Extensions	45
9.4.	Recording	45
9.5.	Regulatory Data Protection	45

-ii-

9.6.	Liability	45
ARTICLE X. PATENT ENFORCEMENT		46
10.1.	Enforcement of Patents.	46
10.2.	Enforcement of Moderna Patents	48
10.3.	Other Actions by Third Parties.	48
ARTICLE XI. INDEMNIFICATION; INSURANCE		49
11.1.	Indemnification by Moderna	49
11.2.	Indemnification by Carisma	49
11.3.	Notice of Claims	49
11.4.	Indemnification Procedures	49
11.5.	Insurance	50
11.6.	LIMITATION OF LIABILITY	51
ARTICLE XII. TERM AND TERMINATION		51
12.1.	Term; Expiration.	51
12.2.	Termination Without Cause	52
12.3.	Termination for Breach.	52
12.4.	Termination for Bankruptcy	53
12.5.	Effects of Termination	53
12.6.	Survival of Sublicensees	54
12.7.	Optional Reduction of Royalties	55
12.8.	Surviving Provisions.	55
ARTICLE XIII. REPRESENTATIONS AND WARRANTIES; COVENANTS		55
13.1.	Warranties; Disclaimer of Warranties.	55
13.2.	Covenants	57
13.3.	Disclaimer	58
ARTICLE XIV. MISCELLANEOUS		58
14.1.	Severability	58
14.2.	Force Majeure	58
14.3.	Assignment.	59
14.4.	Dispute Resolution by Executive Officers	59

-iii-

14.5.	Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.	59
14.6.	Notices	60
14.7.	Export Control	61
14.8.	Third Party Rights and Obligations	61
14.9.	Entire Agreement	61
14.10.	English Language	61
14.11.	Independent Contractors	61
14.12.	Equitable Relief	61
14.13.	References	62
14.14.	Construction	62
14.15.	Waiver; Amendment	62
14.16.	Further Assurances	62
14.17.	Counterparts	62

-iv-

LIST OF EXHIBITS

Exhibit ALicensed Patents

Exhibit BResearch Plan for First Research Program and Platform Development Activities

Exhibit B-1Research Budget

Exhibit CForm of MTA

LIST OF SCHEDULES

Carisma Reserved Targets – Schedule 1.23

Pre-Cleared Target List – Schedule 1.116

Carisma Agreements – Schedule 13.1.2(i)

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into and made effective as of January 7, 2022 (the “Effective Date”) by and among CARISMA Therapeutics Inc., a Delaware corporation (“Carisma”), and ModernaTX, Inc., a Delaware corporation (“Moderna”).  Moderna and Carisma are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, Moderna wishes to access and research Carisma’s technology to potentially develop and commercialize products employing such Carisma technology and Moderna’s technologies, on the terms and conditions set forth herein; and

WHEREAS, simultaneously with the execution of this Agreement, in partial consideration for the research work to be performed by Carisma under this Agreement and the licenses and other rights granted to Moderna under this Agreement, the Parties are entering into a Convertible Promissory Note in the aggregate principal amount of $35,000,000.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1.“Accounting Principles” means either U.S. generally accepted accounting principles (“GAAP”) or International Financial Reporting Standards (“IFRS”), as designated and used by Moderna in preparing its financial statements from time to time.

1.2.“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such first Person at any time during the Term for so long as such Person controls, is controlled by or is under common control with such first Person.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means:  (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interests of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity); or (c) any other arrangement whereby a Person controls or has the right to control the board of directors or equivalent governing body or management of a corporation or other entity; provided that if local Applicable Laws restrict foreign ownership, control shall be established by direct or indirect ownership of the maximum ownership percentage that may, under such local Applicable Laws, be owned by foreign interests.  For the avoidance of doubt, Moderna and Carisma shall not be deemed to be Affiliates hereunder.

1.3.“[**] Targets” has the meaning set forth in Section 2.10.1.

1.4.“Alliance Manager” has the meaning set forth in Section 5.2.

1.5.“Annual Net Sales” means, on a Product-by-Product basis, total Net Sales by Moderna, its Affiliates and Sublicensees in the Territory of such Product in a particular Calendar Year.

1.6.“Applicable Law” means applicable laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law, including any rules, regulations, guidelines or other requirements of Governmental Authorities, that may be in effect from time to time.

1.7.“Bankruptcy Code” has the meaning set forth in Section 8.1.5.

1.8.“Binder” means, on a Target-by-Target basis, [**].

1.9.“Biologics License Application” or “BLA” means a Biologics License Application (as more fully described in U.S. 21 C.F.R. Part 601.20 or its successor regulation) and all amendments and supplements thereto submitted to the FDA, or any equivalent filing, including a Marketing Authorization Application, in a country or regulatory jurisdiction other than the U.S. with the applicable Regulatory Authority, or any similar application or submission for Regulatory Approval filed with a Regulatory Authority to obtain marketing approval for a biologic product in a country or in a group of countries.

1.10.“Biosimilar Application” has the meaning set forth in Section 10.1.2.

1.11.“[**]” has the meaning set forth in Section [**].

1.12.“Business Combination” means, with respect to a Party (or its Affiliate), any of the following events: (a) any Third Party (or group of Third Parties acting in concert) acquires (including by way of a tender or exchange offer or issuance by such Party (or its Affiliate)), directly or indirectly, beneficial ownership or a right to acquire beneficial ownership of shares of a majority of the total voting shares of such Party (or its Affiliate) (where voting refers to being entitled to vote for the election of directors) then outstanding of such Party (or its Affiliate); (b) such Party (or its Affiliate) consolidates with or merges into another corporation or entity which is a Third Party, or any corporation or entity which is a Third Party consolidates with or merges into such Party (or its Affiliate), in either event, pursuant to a transaction in which a majority of the total voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting shares of such Party (or its Affiliate) immediately preceding such consolidation or merger; or (c) such Party (or its Affiliate) sells, assigns, conveys or transfers all or substantially all of its assets to any Person other than a wholly owned Affiliate of the Party.

1.13.“Business Day” means a day on which banking institutions in New York City, New York are open for business, excluding any Saturday or Sunday.

1.14.“Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on the last day of March, June,

September, or December, respectively; provided that the final Calendar Quarter shall end on the last day of the Term.

1.15.“Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31; provided that the final Calendar Year shall end on the last day of the Term.

1.16.“CAR-M” means any myeloid cell that has been engineered to express a modified chimeric antigen receptor, including chimeric antigen receptor macrophages.

1.17.“Carisma Business Combination Program” has the meaning set forth in Section 4.4.

1.18.“Carisma Indemnitees” means Carisma, its Affiliates and its or their respective directors, officers, managers, partners, employees, agents, successors and permitted assigns.

1.19.“Carisma Platform Program Know-How” has the meaning set forth in Section 8.2.2(e).

1.20.“Carisma Platform Program Patents” has the meaning set forth in Section 8.2.2(e).

1.21.“Carisma Platform Program Technology” has the meaning set forth in Section 8.2.2(e).

1.22.“Carisma Research Activities” means, with respect to a Research Plan, any activities for which Carisma is specifically designated as the responsible Party under such Research Plan.

1.23.“Carisma Reserved Targets” means the [**] Targets listed on Schedule 1.23.  Any Carisma Reserved Target (i) for which Carisma or any of its Affiliates has not Initiated Work and (ii) that is not subject to a Third Party Obligation, in each case by [**] after the Effective Date, shall cease to be a Carisma Reserved Target and shall otherwise be subject to the Target selection provisions set forth in Section 2.2.

1.24.“Carisma Technology” means all Know-How, Materials and Patents Controlled by Carisma or any of its Affiliates.

1.25.“Carisma [**] Field Research Program” has the meaning set forth in Section 4.1.2(b).

1.26.“Claims” means any and all suits, claims, actions, proceedings or demands brought by a Third Party.

1.27.“Clinical Trial” means a human clinical trial, including any Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial, or any human clinical trial commenced after Regulatory Approval.

1.28.“Collaboration” has the meaning set forth in Section 2.1.

1.29.“Collaboration Targets” means Research Targets, Development Targets and Pre-Cleared Targets, but excludes Discontinued Targets.

1.30.“Commercialization” means any and all activities directed to the manufacturing (including Manufacturing) of commercial supply of a product and related diagnostic product, the marketing, detailing, promotion and securing of pricing and reimbursement of such products, whether before or after Regulatory Approval has been obtained (including making, having made, using, importing, selling and offering for sale such product or related diagnostic product), and shall include post-launch marketing, promoting, detailing, marketing, research, distributing, customer service, administering and commercially selling such products, importing, exporting or transporting such products for commercial sale, and all regulatory compliance with respect to the foregoing.

1.31.“Commercially Reasonable Efforts” means, with respect to either Party in relation to this Agreement [**].

1.32.“Competitive Infringement” has the meaning set forth in Section 10.1.1.

1.33.“Confidential Information” means, with respect to a Party, all non-public, confidential and proprietary information and materials, whether of such Party or a Third Party, including Know-How, marketing plans, strategies, and customer lists, in each case, that are disclosed by such Party to the other Party, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by the disclosing Party in oral, written, visual, graphic or electronic form.  All data, results and Know-How generated in the performance of the Research Programs shall be deemed the Confidential Information of Moderna, except for any such data, results or Know-How that solely constitutes Carisma Platform Technology, which shall be deemed the Confidential Information of Carisma.  Confidential Information of a Third Party disclosed by a Party to the other Party shall be deemed the Confidential Information of the disclosing Party.

1.34.“Control”, “Controls” or “Controlled” means, with respect to any intellectual property (including Patents and Know-How), Confidential Information, Regulatory Materials or other materials, the ability of a Party or its Affiliates (whether through ownership or license (other than a license granted in this Agreement)) to grant to the other Party and/or its Affiliates, as applicable, the licenses or sublicenses as provided herein, or to otherwise disclose such intellectual property, Confidential Information, Regulatory Materials or other materials to the other Party as provided herein without violating the terms of any then-existing agreement with any Third Party or misappropriating such intellectual property, Confidential Information, Regulatory Materials or other materials.  Notwithstanding the foregoing:

(a)Carisma and its Affiliates shall be deemed not to Control any Patent or Know-How that it first licenses from a Third Party after the Effective Date if (i) Carisma or its Affiliates would be required to make any payment or impose any restrictions or conditions in connection with the grant of, or Moderna’s exercise of rights under, a sublicense to such Patent or Know-How hereunder, and (ii) Moderna does not exercise its option to take a sublicense to such Patent or Know-How under Section 8.5.3;

(b)Carisma and its Affiliates shall be deemed not to Control any Patent, Know-How, Regulatory Materials or other materials that, prior to or after the consummation of a Business Combination of Carisma, is owned or in-licensed by a Third Party that becomes an Affiliate of Carisma after the Effective Date as a result of such Business Combination unless (i) prior to the consummation of the Business Combination, Carisma or its Affiliates also Controlled such Patent, Know-How, Regulatory Materials or other materials, or (ii) such Patent, Know-How, Regulatory Materials or other materials owned or in-licensed by the applicable Third Party was not used in the performance of activities under this Agreement prior to the consummation of such Business Combination, but after the consummation of such Business Combination, Carisma or any of its Affiliates determines to use or uses any such Patent, Know-How, Regulatory Materials or other materials in the performance of its obligations or exercise of its rights under this Agreement or Carisma or any of its Affiliates that were Affiliates prior to the consummation of the Business Combination otherwise obtains Control of any such Patent, Know-How, Regulatory Materials or other materials.  If requested by Moderna, Carisma shall make a bona fide request to such Third Party to provide Carisma with the right to include any Patent(s) owned or in-licensed by such Third Party (other than Patents that are deemed Controlled by Carisma pursuant to clauses (i) or (ii) above), as requested by Moderna, within the Licensed Patents hereunder; and

(c)Carisma and its Affiliates shall be deemed not to Control the intellectual property licensed from [**] under that certain License Agreement by and between Carisma and [**] dated [**] (such intellectual property, the “[**] IP”) unless Moderna exercises its option to take a sublicense to such intellectual property under Section 8.5.3.3.

(d)Carisma and its Affiliates shall be deemed not to Control the “[**] Patent Rights” as defined in the [**].

1.35.“Cover”, “Covering” or “Covered” means, with reference to a Patent, that the research, Development, Manufacture, use, offer for sale, sale or importation of a product, or practice of a method, would infringe a Valid Claim of such Patent in the country in which such activity occurs without a license thereto (or ownership thereof), if such Patent is an issued patent, or if such Patent is a pending patent application, would infringe such Valid Claim if such Patent were to issue.

1.36.“Cure Period” has the meaning set forth in Section 12.3.1.

1.37.“Development” (and other correlative terms) means preclinical and clinical drug development activities with respect to a product or diagnostic product, including:  test method development and stability testing, toxicology, formulation, process development, qualification and validation, manufacture scale-up, development-stage manufacturing (including Manufacturing), quality assurance/quality control, Clinical Trials (including Clinical Trials and other studies commenced after Regulatory Approval), statistical analysis and report writing, the preparation and submission of INDs, BLAs and MAAs (and their equivalents in any country), regulatory affairs with respect to the foregoing and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining a Regulatory Approval.

1.38.“Development Costs” with respect to each Development Target, all costs associated with the Development and Commercialization of Products in the Field directed to such Development Target.

1.39.“Development Milestone” has the meaning set forth in Section 6.3.

1.40.“Development Milestone Payment” has the meaning set forth in Section 6.3.

1.41.“Development Targets” means the Research Targets nominated by Moderna for further development pursuant to Section 2.9.1.

1.42.“Development Target Designation Cap” has the meaning set forth in Section 2.9.1.

1.43.“Development Target Designation Milestone Payment” has the meaning set forth in Section 6.2.1.

1.44.“Development Target Nomination Period” means, on a Research Target-by-Research Target basis, the period beginning on the Effective Date and ending on the earlier of (i) [**] or (ii) [**] after the end of the Research Term.

1.45.“Development Target Replacement Period” has the meaning set forth in Section 2.9.2.

1.46.“Disclosing Party” has the meaning set forth in Section 7.1.

1.47.“Discontinued Target” means (a) for a given Research Target, that (i) the Development Target Nomination Period for such Research Target has expired and Moderna did not nominate such Research Target as a Development Target pursuant to Section 2.9 prior to such expiration of such Development Target Nomination Period, or (ii) such Research Target was replaced by Moderna pursuant to Section 2.4 or Section 2.5, (b) for a given Pre-Cleared Target, that such Pre-Cleared Target did not become a Research Target prior to the expiration of the Research Term, or (c) for a given Development Target, that (i) such Development Target was replaced by Moderna pursuant to Section 2.9.2, or (ii) Moderna has provided written notice to Carisma that it has ceased all Development and Commercialization of Products with respect to such Development Target pursuant to Section 3.3.  A Research Target that becomes a Discontinued Target pursuant to clause (a) above shall be deemed a Discontinued Target for purposes of ARTICLE IV and Section 8.3.1 from and after the date that is [**] after (w) the expiration of the Development Target Nomination Period for such Research Target with respect to clause (a)(i) or (x) the replacement of such Research Target pursuant to Section 2.4 or Section 2.5 with respect to clause (a)(ii), and prior to such date such Research Target shall continue to be deemed a Collaboration Target subject to ARTICLE IV.  A Development Target that becomes a Discontinued Target pursuant to clause (c) above shall be deemed a Discontinued Target for purposes of ARTICLE IV from and after the date that is [**] after (y) the designation of a replacement for such Development Target pursuant to Section 2.9.2 with respect to clause (c)(i) or

(z) the provision by Moderna to Carisma of written notice to Carisma pursuant to Section 3.3 with respect to clause (c)(ii) above, and prior to such date such Development Target shall continue to be deemed a Collaboration Target subject to ARTICLE IV.  A Collaboration Target shall also become a Discontinued Target as provided in Section 12.5.

1.48.“Dollars” or “$” means the legal tender of the United States.

1.49.“EMA” means the European Medicines Agency, and any successor entity thereto.

1.50.“Enforcement Proceeding” has the meaning set forth in Section 10.1.3(b).

1.51.“EU” means, at any particular time, all countries that are officially recognized as member states of the European Union at such particular time.

1.52.“Executive Officers” means for Moderna, its [**], and for Carisma, its [**].

1.53.“Exploit” means to make, have made, import, use, sell or offer for sale, including to research, develop (including Develop), commercialize (including Commercialize), register, manufacture (including Manufacture), have manufactured (including have Manufactured), hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, conduct medical affairs activities with respect to, promote, market or have sold or otherwise dispose of a compound, product or process.  “Exploitation” means the act of Exploiting a compound, product or process.

1.54.“FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.

1.55.“Field” means in vivo therapies for the treatment and prevention of oncological human diseases and conditions.  For the avoidance of doubt, ex vivo treatments, including ex vivo cell therapy treatments, are excluded from the Field.

1.56.“First Commercial Sale” means, on a Product-by-Product and country-by-country basis, the first sale of such Product in such country for use or consumption by the general public and for which any of Moderna or its Affiliates or Sublicensees has invoiced sales of Products in the Territory for which all Regulatory Approvals that are legally required in order to sell such Product in such country have been granted; in each case, provided, however, that the following shall not constitute a First Commercial Sale:  (a) any sale to an Affiliate or Sublicensee, unless the Affiliate or Sublicensee is the last entity in the distribution chain of the Product; (b) any use of such Product in Clinical Trials or non-clinical development activities with respect to such Product by or on behalf of a Party, or disposal or transfer of such Product for a bona fide charitable purpose; and (c) compassionate use; and (d) named patient use.

1.57.“Force Majeure” has the meaning set forth in Section 14.2.

1.58.“Fraud” means, with respect to a Person, actual and intentional (and not constructive) common law fraud under Delaware law with respect to the making of the representations and warranties in ARTICLE XIII.

1.59.“FTE” means the equivalent of the work of one (1) full-time employee of a Party or any of its Affiliates for one (1) year (consisting of [**] hours per year) in directly conducting relevant activities hereunder.  Any Party’s employee who devotes fewer than [**] hours per year on the applicable activities shall be treated as an FTE on a pro-rata basis, calculated by dividing the actual number of hours worked by such employee on such activities by [**].  Any employee who devotes more than [**] hours per year on the applicable activities shall be treated as one (1) FTE.

1.60.“FTE Rate” means $[**] per FTE for the period commencing on the Effective Date and ending on December 31, 2022.  On January 1, 2023 and on January 1st of each subsequent Calendar Year, the foregoing rate shall be increased for the Calendar Year then commencing by the percentage increase, if any, in the Consumer Price Index – Urban Wage Earners and Clerical Workers, US City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index), as of December 31 of the then most recently completed Calendar Year with respect to the level of the CPI on December 31, 2022.  The FTE Rate represents the fully loaded rate per FTE and includes (a) all wages and salaries, office supplies, customary lab and other consumables (i.e., those costing less than $[**] per item), employee benefits and bonuses, and capital expenditures and (b) indirect allocations, including all overhead, general and administrative expenses, human resources, finance, occupancy and depreciation.

1.61.“German Exemption Certificate” has the meaning set forth in Section 6.7.3(c).

1.62.“Governmental Authority” means any:  (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.63.“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.64.“Improvements” means any discovery, invention, idea, contribution, method, finding, or trade secret, whether or not patentable, and all intellectual property therein, that is discovered, conceived, reduced to practice, or otherwise developed by or on behalf of a Party, during the Term, that is a modification, derivation, improvement or enhancement.

1.65.“IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto.  References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application (“CTA”) in the EU).

1.66.“IND-Enabling Toxicology Studies” means the pharmacokinetic and toxicology studies that are intended to satisfy the requirements for filing an IND with respect to a product.

1.67.“Indemnification Claim” has the meaning set forth in Section 11.3.

1.68.“Indemnitee” has the meaning set forth in Section 11.3.

1.69.“Indemnitor” has the meaning set forth in Section 11.3.

1.70.“Initiated Work” means, with respect to a Carisma Reserved Target, that Carisma has [**].

1.71.“Internal Carisma Program” means, with respect to a Target, [**].

1.72.“Joint IP” has the meaning set forth in Section 8.2.2(c).

1.73.“Joint Know-How” has the meaning set forth in Section 8.2.2(c).

1.74.“Joint Patents” has the meaning set forth in Section 8.2.2(c).

1.75.“Joint Steering Committee” or “JSC” has the meaning set forth in Section 5.1.1.

1.76.“JSC Term” has the meaning set forth in Section 5.1.1.

1.77.“Know-How” means all tangible and intangible information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, sequences, data, results (including pharmacological, toxicological and clinical test data and results, chemical structures, sequences, processes, formulae, techniques, research data, reports, standard operating procedures and batch records), analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, and manufacturing process information, results or descriptions, software and algorithms.

1.78.“Lead Candidate” means, [**].

1.79.“Licensed Intellectual Property” means the Licensed Know-How and the Licensed Patents.

1.80.“Licensed Know-How” means all Know-How Controlled by Carisma or its Affiliates as of the Effective Date or thereafter during the Term that [**].

1.81.“Licensed Patents” means all Patents Controlled by Carisma or its Affiliates as of the Effective Date or thereafter during the Term that [**].

1.82.“Litigation Conditions” means, with respect to a Claim, (a) such Claim does not seek injunctive relief or non-monetary damages from the Indemnitee and (b) the Indemnitor expressly agrees in writing that as between the Indemnitor and Indemnitee, the Indemnitor shall be solely obligated to satisfy and discharge such Claim in full and is able to reasonably demonstrate that it has sufficient financial resources to meet such indemnification obligations.

1.83.“LNP” means lipid nanoparticle.

1.84.“Manufacture” means all activities related to the manufacturing of a product or diagnostic product or, in either case, any component or ingredient thereof, including test method development and stability testing, formulation, process development, manufacturing scale-up whether before or after Regulatory Approval, manufacturing any product or diagnostic product in bulk or finished form for Development or Commercialization (as applicable), including filling and finishing, packaging, labeling, shipping and holding, in-process and finished product testing, release of a product or diagnostic product or, in either case, any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of a Product, and regulatory activities related to any of the foregoing.  “Manufacturing” has a corresponding meaning.

1.85.“Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to market a Product in any particular jurisdiction and all amendments and supplements thereto.

1.86.“Materials” means any tangible biological or chemical materials.

1.87.“Minimum Funding” has the meaning set forth in Section 2.6.

1.88.“Moderna Indemnitees” means Moderna, its Affiliates and its or their respective directors, officers, managers, partners, employees, agents, successors and permitted assigns.

1.89.“Moderna In-License Agreements” means Pre-Existing Moderna In-Licenses and New Moderna In-Licenses.

1.90.“[**]” has the meaning set forth in Section [**].

1.91.“Moderna Platform Program Know-How” has the meaning set forth in Section 8.2.2(d).

1.92.“Moderna Platform Program Patents” has the meaning set forth in Section 8.2.2(d).

1.93.“Moderna Platform Program Technology” has the meaning set forth in Section 8.2.2(d).

1.94.“Moderna Research Activities” means, with respect to a Research Plan, any activities for which Moderna is specifically designated as the responsible Party under such Research Plan.

1.95.“mRNA” means messenger RNA.

1.96.“mRNA Construct” means a messenger RNA construct for the [**] contained in such construct.

1.97.“mRNA Technology” means [**].

1.98.“MTA” has the meaning set forth in Section 2.13.

1.99.“Net Sales” means, with respect to any Product, the gross amounts invoiced by Moderna, its Affiliates or Sublicensees (each, a “Selling Party”) to Third Party customers for sales of such Product, less the following deductions actually incurred, allowed, paid, accrued or specifically allocated in its financial statements in accordance with the Accounting Principles, for:

[**]

1.100.“New Carisma In-Licensed IP” has the meaning set forth in Section 8.5.3.1.

1.101.“New In-License” has the meaning set forth in Section 8.5.1.

1.102.“New In-License IP” has the meaning set forth in Section 8.5.1.

1.103.“New Moderna In-License” means any New In-License to which Moderna or any of its Affiliates is a Party.

1.104.“[**] Field” means therapies in the Field that are not in the [**] Field.

1.105.“[**] IP” has the meaning set forth in Section 1.34(c).

1.106.“Out-of-Pocket Costs” means, with respect to a Party or its Affiliates, costs and expenses paid by such Party or its Affiliate to Third Parties (or payable to Third Parties and accrued in accordance with Accounting Principles), that are directly and solely attributable to the relevant products, services or activities performed or provided, including the costs of subcontractors of such Party or its Affiliates used to perform such activities in connection with the performance of a Research Plan.

1.107.“Patents” means (a) all patents and patent applications in any country or supranational jurisdiction worldwide, (b) any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.

1.108.“[**]” means [**].

1.109.“[**] License Agreement” means the License Agreement, dated [**], between [**] and Carisma [**].

1.110.“Per Product Annual Net Sales” has the meaning set forth in Section 6.5.1.

1.111.“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.112.“Phase 1 Clinical Trial” means a human clinical trial of a product in any country as described in 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.113.“Phase 2 Clinical Trial” means a human clinical trial of a product in any country as described in 21 C.F.R. Part 312.21(b), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.114.“Phase 3 Clinical Trial” means a human clinical trial of a product in any country as described in 21 C.F.R. Part 312.21(c), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.115.“Polypeptide” means, with respect to a Target, a polypeptide that is [**].

1.116.“Pre-Cleared Targets” means, subject to Section 2.3, the [**] Targets listed on Schedule 1.116 (the “Pre-Cleared Target List”) that Moderna may nominate during the Research Term for inclusion in Research Programs.

1.117.“Pre-Existing Moderna In-Licenses” means any in-license agreements entered into between Moderna or any of its Affiliates and a Third Party that is not a New In-License and pursuant to which the Third Party grants to Moderna or its Affiliates a license to Patents, Know-How or Materials that are [**].

1.118.“Product” means (a) [**] (“Collaboration Products”) and (b) [**] (“Other Products”); in each case in all forms, presentations, and formulations (including manner of delivery and dosage).

1.119.“Product Polypeptide” means any Polypeptide that [**].

1.120.“Product Polypeptide Patents” has the meaning set forth in Section 9.1.1(a).

1.121.“Product-Specific Program Know-How” has the meaning set forth in Section 8.2.2(f).

1.122.“Product-Specific Program Patents” has the meaning set forth in Section 8.2.2(f).

1.123.“Product-Specific Program Technology” has the meaning set forth in Section 8.2.2(f).

1.124.“Proposed Research Summary” has the meaning set forth in Section 4.1.2(b).

1.125.“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues, appeals, requests for patent term adjustments and patent term extensions with respect to such Patent, together with the initiation or defense of interferences, oppositions, inter partes reviews, re-examinations, post-grant proceedings and other similar proceedings with respect to the particular Patent, and any appeals therefrom.  For clarification, “Prosecution and

Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent.

1.126.“Receiving Party” has the meaning set forth in Section 7.1.

1.127.“Regulatory Approval” means the approval, license or authorization of the applicable Regulatory Authority necessary for the marketing and sale of a product for a particular indication in a country in the world (including separate pricing or reimbursement approvals whether or not legally required in order to sell the product in such country), and including the approval by the applicable Regulatory Authority of any expansion or modification of the label for such indication.

1.128.“Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of Regulatory Approvals for pharmaceutical products in such country or countries.

1.129.“Regulatory-Based Exclusivity” means, on a Product-by-Product and country-by-country basis, that (a) Moderna or any of its Affiliates or Sublicensees has been granted the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of Applicable Law) in such country to market and sell the Product or the active ingredient comprising such Product in such country, including any pediatric or orphan drug exclusivity, or (b) a Regulatory Authority has undertaken (or such undertaking is otherwise imposed by operation of Applicable Law) that the data and information submitted by Moderna or any of its Affiliates or Sublicensees to such Regulatory Authority in such country for purposes of obtaining Regulatory Approval may not be disclosed, referenced or relied upon in any way by such Regulatory Authority (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of the Product) to support the Regulatory Approval or marketing of any product by a Third Party in such country.

1.130.“Regulatory Materials” means the regulatory registrations, applications, authorizations and approvals (including approvals of BLAs, supplements and amendments, pre- and post-approvals, pricing and Third Party reimbursement approvals, and labeling approvals), Regulatory Approvals or other submissions made to or with any Regulatory Authority necessary for the research, Development (including the conduct of Clinical Trials), Manufacture, or Commercialization of a Product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each BLA, including all Drug Master File(s) (if any), IND, CTA in the EU, MAA and supplemental new drug applications (sNDAs) or foreign equivalents of any of the foregoing.

1.131.“Research Budget” has the meaning set forth in Section 2.6.

1.132.“Research Costs” means with respect to Carisma Research Activities conducted pursuant to a Research Plan, (a) Carisma’s and its Affiliates’ internal costs with respect to such Carisma Research Activities determined at the FTE Rate; and (b) all Out-of-Pocket Costs incurred by Carisma or its Affiliates in the performance of such Carisma Research Activities, including payments made to Third Parties with respect to such activities (except to the extent that such costs have been included in FTE costs under clause (a) and excluding, for clarity, any capital expenditures), determined from Carisma’s and its Affiliates’ books and records maintained in accordance with GAAP, and excluding entertainment costs.

1.133.“Research Plan” has the meaning set forth in Section 2.6.

1.134.“Research Program” has the meaning set forth in Section 2.1.

1.135.“Research Targets” means all Targets as each specifically relates to a CAR-M that are nominated by Moderna or Carisma and included in a Research Program pursuant to Section 2.2.

1.136.“Research Term” means the period beginning on the Effective Date and ending on the [**] anniversary of the Effective Date, as may be extended pursuant to Section 2.6.2.

1.137.“Research Term Year” has the meaning set forth in Section 2.2.2.

1.138.“Right of Reference” has the meaning set forth in Section 3.2.2.

1.139.“Royalty Rate” has the meaning set forth in Section 6.5.1.

1.140.“Royalty Term” means, on a Product-by-Product and country-by-country basis, the period of time commencing on the Effective Date and expiring upon the latest of (a) the expiration of the last Valid Claim of a [**], (b) the expiration of Regulatory-Based Exclusivity for such Product in such country, and (c) the [**] anniversary of the date of First Commercial Sale of such Product in such country.

1.141.“Sales Milestone” has the meaning set forth in Section 6.4.

1.142.“Sales Milestone Payment” has the meaning set forth in Section 6.4.

1.143.“SEC” has the meaning set forth in Section 7.3.1(a).

1.144.“Securities Regulators” has the meaning set forth in Section 7.5.

1.145.“Step-In Proceeding” has the meaning set forth in Section 10.1.3(b).

1.146.“Subcontractor” has the meaning set forth in Section 2.12.

1.147.“Sublicensee” means a Third Party to whom Moderna or any of its Affiliates has granted a license to Develop, Manufacture, have Manufactured, use, offer for sale, sell, import and otherwise Commercialize Products in the Field in the Territory, but excluding any Third Party acting solely as a distributor or wholesaler.

1.148.“Target” means any clinically relevant biological target.

1.149.“Term” has the meaning set forth in Section 12.1.1.

1.150.“Territory” means worldwide.

1.151.“Third Party” means any Person other than Carisma or Moderna that is not an Affiliate of Carisma or of Moderna.

1.152.“Third Party Damages” means [**].

1.153.“Third Party Obligation” means, with respect to a Target nominated by Moderna as a Research Target pursuant to Section 2.2, that Carisma or any of its Affiliates has as of the date of such nomination, as evidenced by written records, already granted to a Third Party an exclusive license or option to obtain an exclusive license to Develop and Commercialize products incorporating or directed to such Target.

1.154.“United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.155.“Valid Claim” means a claim of (a) an issued patent in the U.S. or in a jurisdiction outside the U.S., as applicable, that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, revoked or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, re-examination, reissue, disclaimer, inter partes review, post grant or similar proceedings; or (b) a pending patent application that has not been finally abandoned or finally rejected or expired and which has been pending for no more than [**] from the date of filing of the earliest patent application to which such pending patent application is entitled to claim priority, in the case of (a) and (b) above, claims the composition of matter, manufacture or method of use of a Product.

1.156.“[**] Field” means therapies in the Field that [**].

1.157.“[**] Field Program Option Fee” means, with respect to a Carisma [**] Field Research Program, (a) [**] Dollars ($[**]) if the product that is the subject of such Carisma [**] Field Research Program [**], and (b) [**] Dollars ($[**]) if the product that is the subject of such Carisma [**] Field Research Program has [**].

ARTICLE II.

RESEARCH

2.1.Collaboration Overview.  Subject to Section 2.4, the Parties shall initiate at least [**] research programs each Research Term Year focused on the discovery and research of products directed to Research Targets utilizing Carisma Technology for use in the Field (each, a “Research Program”), including [**] Research Programs to be initiated within [**] following the effectiveness of the Agreement, with the objective of Moderna evaluating [**] Products in Clinical Trials and potentially obtaining Marketing Approval therefor by performing the activities set forth in the Research Plans (the “Collaboration”).

2.2.Research Targets.  During the Research Term, subject to Section 2.4, either Party may nominate a Target to be a Research Target for inclusion in a Research Program by providing written notice of such nomination to the other Party.  Moderna shall nominate at least [**] Targets from the Pre-Cleared Target List as Research Targets within the first [**] after the Effective Date.

2.2.1.If Moderna is the nominating Party and the nominated Target is a [**], then such [**] become a Research Target [**] and the Parties shall [**].

2.2.2.If Moderna is the nominating Party and the nominated Target (a) [**], (b) [**] and (c) (i) [**] and (ii) [**], then such [**] become a Research Target [**] and the Parties shall [**].  Carisma shall notify Moderna within [**] of Moderna’s nomination of a Target if such Target is the [**].  Carisma shall be [**] per each [**] period of the Research Term, with the first such period beginning on the Effective Date (each, a “[**]”) pursuant to Section 2.2.2(c), this being cumulative (provided that, if [**]), so that over the Research Term, Carisma shall be [**] in the aggregate, exclusive of the [**].  Notwithstanding the foregoing, Carisma may not [**] under Section 2.2.2(c) in any [**].  For example, [**].

2.2.3.If Moderna is the nominating Party and the nominated Target is [**] or such nominated Target is [**], then the Parties shall [**] such nominated Target [**].

2.2.4.If Carisma is the nominating Party, the nominated Target shall [**] and [**] only if [**].

2.3.Pre-Cleared Target List Adjustments.  The number of Pre-Cleared Targets in the Pre-Cleared Target List shall be [**].

[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

2.4.Maximum Number of Research Targets; Replacement Research Targets.  At any time during the Research Term there shall be not more than twelve (12) Research Targets nominated by Moderna and included in the Research Programs, unless otherwise agreed in writing by the Parties.  During the Research Term, Moderna shall have the right to replace a Research Target with a new Research Target in accordance with the Research Target nomination provision set forth in Section 2.2 by providing written notice to Carisma of such replacement; provided that Moderna may replace up to a maximum of [**] of such Research Targets for any reason pursuant to this Section 2.4.  With respect to any such replacement Research Target, the Parties shall agree upon a Research Plan for such Research Target and any updates to the Research Budget in accordance with Section 2.6.

2.5.Replacement of Research Target Without Counting Against Replacement Cap.

2.5.1.If the Parties determine, within [**] after the date that a Target nominated by Moderna becomes a Research Target pursuant to Section 2.2, that it is [**] Moderna shall have the right to nominate a new Research Target pursuant to Section 2.2, which new Research Target shall not count as a replacement for purposes of Section 2.4.

2.5.2.If the Parties [**], then (a) Moderna shall have the right to nominate a new Research Target pursuant to Section 2.2, which new Research Target shall not count as a replacement for purposes of Section 2.4, and (b) the Research Target [**] shall cease to be a Research Target, shall not count as a Research Target nominated by Moderna for purposes of Section 2.4 and shall become a Discontinued Target pursuant to Section 1.47.

2.6.Research Activities; Research Plan and Research Budget. On a Research Target-by-Research Target basis, the Parties shall approve at the JSC a research plan for the Research Program for such Research Target (each such research plan, a “Research Plan”) within [**] after the date that such Research Target is included in the Collaboration pursuant to Section 2.2 or Section 4.1.2(b), together with an update to the Research Budget if it does not then cover the Research Costs for such Research Program.  In addition to the Research Plans for each Research Program, the Parties shall agree to one or more research plans for platform development activities (each such research plan also a “Research Plan”).  Each Research Plan shall automatically be deemed included as an Exhibit to this Agreement.  The Research Plan attached hereto as Exhibit B shall be used for the first Research Program and platform development activities commenced under this Agreement.  The research budget attached hereto as Exhibit B-1 (the “Research Budget”) shall cover all Research Costs for the Carisma Research Activities conducted over the first [**] Research Term Years for up to [**] Research Programs and for platform development activities, and shall be updated as provided in Section 2.7.  Each Research Plan shall specify (a) the Carisma Research Activities and (b) the Moderna Research Activities.  Carisma shall be primarily responsible for, and the Carisma Research Activities for each Research Program shall generally include, substantially the same level of resources and effort as provided for the first Research Target in the Research Plan attached hereto as Exhibit B.  Carisma shall be responsible for carrying out all Carisma Research Activities under each Research Plan, and Moderna shall be responsible for carrying out all Moderna Research Activities under the Research Plan. Each Party shall use Commercially Reasonable Efforts to perform the activities for which it is responsible under the Research Plan in accordance with the timelines set forth therein.  Without limiting the foregoing, Moderna shall fund a minimum of [**] Dollars ($[**]) in Research Costs for Carisma Research Activities over the first [**] Research Term Years (the “Minimum Funding”).  If Moderna terminates this Agreement pursuant to Section 12.2 prior to the expiration of the [**] Research Term Year and has not paid to Carisma the Minimum Funding, then Moderna shall pay such unpaid amount, less any non-cancellable expenses paid by Moderna pursuant to Section 12.5.3, to Carisma within [**] after such termination.

2.6.1.Prior to the Effective Date (as to the first Calendar Quarter during the Research Term) and thereafter no later than [**] before the end of each Calendar Quarter during the Research Term, Carisma shall provide to Moderna a good faith estimate of the Research Costs that Carisma expects to incur in the performance of the Carisma Research Activities in accordance with each Research Plan and the Research Budget during the next Calendar Quarter.  If such estimate with respect to Research Costs designated as “Pass Through” costs in the Research Budget is more than [**] percent ([**]%) of the amounts budgeted for such “Pass Through” costs in the Research Budget for such Calendar Quarter, then the Parties shall discuss in good faith an apportionment of responsibility for such excess Research Costs or an amendment to the Research Plan(s) to reduce the Research activities giving rise to such excess Research Costs.  Subject to this Section 2.6.1, Moderna shall prepay to Carisma the estimated Research Costs for the next Calendar Quarter (with any adjustment required to reflect over-payments or under-payments as identified in the reconciliation referenced below) within [**] after receipt of such estimate.  Within [**] after the end of each Calendar Quarter during the Research Term, Carisma shall provide to Moderna a written report setting forth the reconciliation of Research Costs previously funded by Moderna against actually incurred Research Costs as of the end of such Calendar Quarter, and any adjustment required to reflect over-payments or under-payments as identified in such report shall be applied to the next prepayment of estimated Research Costs, subject to clauses (a) and (b) of this Section 2.6.1.  At the conclusion of activities in all Research Plans, the Parties shall conduct a final reconciliation of such Research Cost funding against actual costs and the Party that has been overpaid or the Party that has under-funded shall make a final reconciliation payment to the other Party.  The Parties shall reasonably cooperate on a quarterly basis during the Research Term to provide such invoices and other documentation as needed to satisfy each Party’s accounting needs with respect to such Research Costs.  Notwithstanding anything to the contrary herein, Moderna shall have no obligation to reimburse Carisma for Research Costs that exceed the amounts budgeted for the associated Carisma Research Activities in the Research Budget, and in no event in excess of the Research Budget for all Carisma Research Activities, unless otherwise agreed by Moderna in its sole discretion, provided that (a) with respect to each Calendar Quarter and the Research Costs that are designated as “Pass Through” costs in the Research Budget for such Calendar Quarter, Moderna shall reimburse Carisma up to [**] percent ([**]%) of the amounts budgeted for such “Pass Through” costs in the Research Budget for such Calendar Quarter, and (b) within [**] after the end of each Research Term Year, the Parties shall conduct a reconciliation of the actual “Pass Through” costs incurred by Carisma with respect to such Research Term Year against the amounts budgeted for “Pass Through” costs in the Research Budget for such Research Term Year, and if such actual “Pass Through” costs exceeded the budgeted amounts therefor for such Research Term Year, then Moderna shall reimburse Carisma for such excess actual “Pass Through” costs up to [**] percent ([**]%) of the amounts budgeted for such “Pass Through” costs for such Research Term Year, taking into account the funding for such “Pass Through” costs that was already paid to Carisma for such Research Term Year.

2.6.2.Carisma shall dedicate FTEs and other resources that are sufficient to conduct the Carisma Research Activities set forth in each Research Plan.  Carisma shall have at least the following numbers of FTEs dedicated to the performance of the Carisma Research Activities at the following times: (a) as of the Effective Date, [**] FTEs; (b) as of [**] FTEs; (c) as of [**] FTEs; (d) as of [**] FTEs; and (e) as of [**] FTEs.  At all times thereafter, Carisma shall use Commercially Reasonable Efforts to maintain a sufficient number of dedicated FTEs to perform Carisma’s obligations under the Research Plans.  The Research Term shall be extended by any duration of time during which Carisma fails to meet the requirements of any of the foregoing clauses (a) through (e) of this Section 2.6.2, or fails to use Commercially Reasonable Efforts in accordance with the preceding sentence.  The foregoing number of FTEs shall be reviewed by the Parties on [**] basis and adjusted as necessary, including in light of the number of then-ongoing and anticipated Research Programs and the results of the Research Programs, upon mutual agreement of the Parties, such agreement not to be unreasonably withheld.

2.6.3.Each Party shall cooperate with and provide reasonable support to the other Party in such other Party’s performance of its responsibilities under each Research Plan.  Each Party shall keep the other Party reasonably informed of such Party’s Research Activities under each Research Plan and shall reasonably consult with such other Party and reasonably consider such other Party’s comments and advice with respect to all material decisions relating to such activities.

2.6.4.Subject to Section 8.5.3, in performing the Carisma Research Activities under each Research Plan, Carisma shall employ the most advanced Carisma Technology, including any New In-License IP, that is best suited to result in the successful outcome of the associated Research Program, as reasonably determined by Carisma, and that is then being used by Carisma with respect to its research and development activities conducted for its, and its Affiliates’ and development partners’ programs.  If at any time during the Research Term Moderna believes that a Product or Products incorporating or directed to such Research Target would benefit from new Carisma Technology that was not utilized in the Research Program for such Research Target, upon Moderna’s request the Parties shall discuss the potential use of such Carisma Technology for such Products and, if requested by Moderna, the Parties shall commence a new Research Program for such Research Target and agree to a Research Plan for such new Research Program and an update to the Research Budget within [**] of Moderna’s request, provided that Carisma shall not be required to commence more than [**] new Research Programs pursuant to the foregoing, but shall if requested by Moderna discuss with Moderna in good faith the conduct of such additional new Research Programs.  For clarity, new Research Programs pursuant to this Section 2.6.4 shall not count as an additional or replacement Research Target for purposes of Section 2.4.

2.7.Research Plan and Research Budget Updates.

2.7.1.With respect to each Research Program for which the Research Costs are not included in the then-current Research Budget, the Parties shall submit to the JSC for the JSC’s review and approval an update to the Research Budget to include such Research Costs prior to the commencement of such Research Program.

2.7.2.Each of Carisma and Moderna shall have the right to propose modifications or amendments to any Research Plan, provided that any modifications or amendments to such Research Plan that are proposed by either Party shall be subject to approval by the JSC.  To the extent any such proposed amendment includes additional or different Research Activities that are to be performed by Carisma, Carisma shall within [**] of receipt of the proposed amendment, provide any proposed changes thereto, along with a proposed update to the Research Budget for the amended Carisma Research Activities, for review and approval by the JSC, and to the extent approved by the JSC, such Research Plan and the Research Budget shall be amended accordingly.  By [**] of each year in which any Research Program is ongoing, the Parties may update each Research Plan for each ongoing Research Program and the Research Budget and submit the relevant Research Plan and updated Research Budget, which shall specify Research Costs for each Calendar Quarter, to the JSC for discussion and approval by the JSC, provided that if mutually agreed by the Parties, the timing for such updates for any Calendar Year may be adjusted to meet a Party’s internal budgeting process.

2.7.3.In addition to any amendments to the Research Budget contemplated by Section 2.7.1 and Section 2.7.2, the Parties agree to periodically (but at least [**]) review and submit updates to the Research Budget to the JSC for discussion and approval by the JSC .

2.8.Briefing the JSC. At each regularly scheduled meeting of the JSC, each Party shall provide detailed progress updates on activities conducted under each Research Plan along with a summary of data associated with such activities.

2.9.Development Target Designation; Replacement.

2.9.1.Moderna shall have the right to designate up to twelve (12) Research Targets as Development Targets (“Development Target Designation Cap”) upon payment of the Development Target Designation Milestone Payment to Carisma for each such designated Development Target pursuant to Section 6.2.1.  Moderna may exercise such right, on a Research Target-by-Research Target basis, by providing written notice of such designation to Carisma prior to the end of the Development Target Nomination Period for such Research Target.

2.9.2.Moderna shall have the right to replace a Development Target with a Research Target at any time after the designation of such Development Target and before the earlier of (a) [**] after such designation and (b) the end of the Development Target Nomination Period for the Research Target that would be the replacement Development Target  (such period, the “Development Target Replacement Period”), but only if [**].  Moderna shall provide Carisma with written notice of its decision to replace a Development Target, at which time Moderna’s obligations under Section 3.1.1 with respect to such Development Target shall cease.  If at such time there is not a Research Target that Moderna wishes to designate as the replacement Development Target, the first Research Target subsequently nominated by Moderna before the end of the Development Target Replacement Period shall be considered the replacement Development Target.  If at the end of the Development Target Replacement Period Moderna has not designated a replacement Development Target and [**], Moderna may elect by written notice to Carisma within [**] after the end of such the Development Target Replacement Period to either (i) withdraw its notice of the replacement of such Development Target, in which case Moderna’s obligations under Section 3.1.1 with respect to such Development Target shall resume, or (ii) discontinue such Development Target, in which case such Development Target shall no longer count against the Development Target Designation Cap.  The designation of a replacement Development Target shall not count against the Development Target Designation Cap and, if a replacement Development Target is designated by Moderna within [**] after the date it first provided written notice to Carisma of its decision to replace a Development Target, [**] percent ([**]%) of the Development Target Designation Milestone Payment paid to Carisma for the replaced Development Target shall be credited against the Development Target Designation Milestone Payment to be paid to Carisma for the replacement Development Target.  A Development Target replaced by Moderna pursuant to this Section 2.9.2 shall cease to be a Development Target and shall be a Discontinued Target pursuant to Section 1.47.

2.10.[**] Targets.

2.10.1.Commencing [**] after the Effective Date, Moderna shall have the right to nominate Targets relating to [**] human diseases and conditions (“[**] Targets”) for inclusion in Research Programs hereunder unless Moderna determines, after discussion by the Parties at the JSC, that [**].  Whether such sufficient preclinical and clinical data exists shall be reasonably determined by the Parties considering all relevant factors, including [**].

2.10.2.If, pursuant to Section 2.10.1, Moderna elects to nominate [**] Targets for inclusion in Research Programs hereunder, then:

2.10.2.1.such nomination and [**] Targets, and Products which incorporate or are directed to such [**] Targets, shall be subject to the terms of this Agreement the same as any Collaboration Target relating to oncological human diseases and conditions, including Section 2.2, and for clarity such [**] Targets included in a Research Program shall be Collaboration Targets; and

2.10.2.2.the Field shall be deemed to include in vivo therapies for the treatment and prevention of [**] human diseases and conditions with respect to such [**] Targets and Products for all provisions of this Agreement, other than Sections 2.11, 4.1 and 13.1.2(l), provided that the license granted to Moderna in Sections 8.1.1(a)(ii)(A) and 8.1.1(a)(iii) (other than with respect to the Manufacture of and having Manufactured Product Polypeptides and Products, which shall be exclusive) shall be limited to a non-exclusive license with respect to [**] human diseases and conditions.

2.11.Carisma Activities Outside of the Field.  During the Research Term, Carisma shall, subject to confidentiality restrictions in its agreements with Third Parties, keep Moderna apprised of its ongoing research and Development efforts outside the Field and Improvements made to or acquired for the Carisma Technology, in each case to the extent applicable to therapies for the treatment and prevention of oncological human diseases and conditions, in accordance with this Section 2.11.  At each JSC meeting, Carisma shall disclose to Moderna the Targets for which Carisma is conducting such research or Development.  At each other JSC meeting, Carisma shall provide Moderna with a detailed summary of such ongoing research and Development efforts outside the Field, including Target related data, and any such Improvements to the Carisma Technology.

2.12.Subcontractors.  Each Party may engage consultants, subcontractors, or other vendors (including academic and not-for profit collaborators and principal investigators) (each, a “Subcontractor”) to perform its Research Activities under a Research Plan and other activities or obligations under this Agreement, provided that Carisma shall obtain Moderna’s prior written consent, not to be unreasonably withheld, prior to engaging any Subcontractor. Each such contract between a Party and a Subcontractor performing activities under this Agreement shall be consistent with the provisions of this Agreement (including ARTICLE VII and ARTICLE VIII) and include terms and conditions protecting and limiting use and disclosure of Confidential Information and Materials and Know-How at least to the same extent as under this Agreement, and requiring such Subcontractor and its personnel to assign to such Party all right, title and interest in and to any Patents, Know-How and Materials created, conceived or developed in connection with the performance of subcontracted activities.  Each Party shall be responsible for the effective and timely management of and payment of its Subcontractors. The engagement of any Subcontractor in compliance with this Section 2.12 shall not relieve the applicable Party of its obligations under this Agreement or any Research Plan.  Each Party shall be solely responsible for any taxes, including income, withholding, payroll, VAT, sales tax or the like, that arise from the use of a Subcontractor to perform activities under this Agreement, without limiting Moderna’s research funding obligations pursuant to Section 2.6.

2.13.Transfer of Materials.  To facilitate the conduct of activities under each Research Plan, each Party shall provide any Materials required by such Research Plan to be transferred to the other Party, and each Party may provide to the other Party certain other Materials at its discretion and free of charge.  In connection with the first transfer of Materials between the Parties, the Parties shall enter into a material transfer agreement substantially in the form of Exhibit C (each, a “MTA”), which shall set forth in the Material Transmissions Form (as defined in the MTA) attached thereto the type and name of the Material transferred, the amount of the Materials transferred, the date of the transfer of the Materials and the permitted use of the Materials.  All subsequent transfers of Materials shall be pursuant to the executed MTA, which transfer shall be accompanied by a new Material Transmissions Form to the MTA that sets forth the type and name of the Material transferred, the amount of the Materials transferred, the date of the transfer of the Materials and the permitted use of the Materials.  All Materials (a) shall remain the sole property of the supplying Party and shall be subject to the Third Party restrictions communicated in writing by the supplying Party to the Receiving Party, (b) shall be used only in the fulfillment of the Receiving Party’s obligations or exercise of rights under this Agreement, (c) shall remain solely under the control of the Receiving Party and its Affiliates and shall not be transferred to any Third Party without the providing Party’s consent, (d) shall not be used or delivered by the Receiving Party to or for the benefit of any Third Party (other than a permitted Subcontractor) or for any purpose outside the scope of this Agreement without the prior written consent of the supplying Party, and (e) shall not be used in research or testing involving human subjects, unless expressly agreed by the Parties. Subject to ARTICLE XIII, all Materials supplied under this Section 2.13 are supplied “as is”, with no warranties of fitness for a particular purpose and must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known.  The Materials provided to a Party shall be returned to the providing Party or destroyed, in the providing Party’s sole discretion, upon the expiration of the Research Term or upon the discontinuation of the use of such Materials (whichever occurs first).

2.14.Board Seat.  Moderna shall be entitled, in accordance with the terms of the Amended and Restated Voting Agreement, dated December 22, 2020, as amended from time to time, by and among Carisma and the stockholders party thereto (the “Voting Agreement”), to appoint a member of the board of directors of Carisma (the “Board of Directors”), and any committee thereof, and such appointee shall possess all rights and be subject to all duties and obligations of a member of the Board of Directors thereto, in each case, as set forth in the governance documents of Carisma, including but not limited to the Amended and Restated Certificate of Incorporation of Carisma as in effect from time to time, and Carisma shall take all actions necessary to duly effect such appointment. The Voting Agreement shall be amended on or about the Effective Date to provide to Moderna such Board of Directors appointment right consistent with the existing terms thereof applicable to current Carisma investors with comparable rights. Moderna represents and warrants that, to its knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”), is or will be applicable to Moderna's initial appointee to the Board of Directors, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director appointee to whom any Disqualification Event is applicable, except for a Disqualification Event to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Moderna covenants and agrees (A) not to designate or participate in the designation of any director appointee who, to Moderna's knowledge, is a Disqualified Designee and (B) that in the event

Moderna becomes aware that any individual previously designated by Moderna is or has become a Disqualified Designee, Moderna shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board of Directors and designate a replacement designee who is not a Disqualified Designee.

ARTICLE III.

DEVELOPMENT AND COMMERCIALIZATION

3.1.Development; Commercialization.

3.1.1.Diligence.  Moderna, directly or through one or more of its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Develop, obtain Marketing Approval for, and Commercialize at least [**] in the Field directed to each Development Target in [**].

3.1.2.Responsibility.  As to each Development Target, Moderna shall have sole responsibility for, and control of, Developing, Manufacturing and Commercializing Products in the Field in the Territory directed to such Development Target and shall be responsible for all related Development Costs.  If requested by Moderna, Carisma agrees to provide its reasonable cooperation and assistance to Moderna with respect to the Development of Products, including providing access to Carisma personnel involved in the Carisma Research Activities hereunder or who are familiar with the Carisma Technology.

3.1.3.Annual Reports.  Moderna shall keep Carisma informed of the status of the Development and Commercialization activities conducted by Moderna under this Agreement by providing to Carisma, by [**] of each Calendar Year, a written report (which may be in the form of a slide deck) containing a summary of material activities undertaken by Moderna with respect to the Development and Commercialization of Products during the prior Calendar Year, and if requested by Carisma shall make appropriate personnel available to meet with Carisma to discuss such report, and shall use reasonable efforts to respond to any questions of Carisma regarding such activities.

3.2.Regulatory.

3.2.1.Responsibility.  Moderna shall lead and have sole control of all efforts with Regulatory Authorities regarding the Development, Manufacture and Commercialization of Products in the Territory, including taking full responsibility for preparing and filing the relevant Regulatory Materials and seeking Regulatory Approval.  If requested by Moderna, Carisma agrees to provide its reasonable cooperation and assistance to Moderna with respect to regulatory matters involving the Products, including in connection with the preparation of IND or equivalent filings for the Products, which cooperation and assistance shall be included in the applicable Research Plan and Research Budget and subject to Moderna’s research funding obligations pursuant to Section 2.6.

3.2.2.Right of Reference.  Carisma hereby grants Moderna, its Affiliates and Sublicensees a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) and any foreign counterpart to such regulation, to any Regulatory Materials Controlled by Carisma or its Affiliates to the extent necessary or useful to research, Develop, Manufacture or Commercialize Products in the Field in the Territory.  Carisma shall provide a signed statement to this effect, if requested by Moderna, in accordance with 21 C.F.R. § 314.50(g)(3) or any foreign counterpart to such regulation.

3.3.Cessation of Activities with respect to a Development Target.  If Moderna decides to cease all Development and Commercialization activities for Products with respect to a Development Target, then Moderna shall promptly notify Carisma thereof, and such Development Target shall become a Discontinued Target as provided in Section 1.47.

3.4.No Representation.  Neither Party makes any representation, warranty or guarantee that the Development or Commercialization of the Products shall be successful, or that any other particular results shall be achieved with respect to any Product.

ARTICLE IV.

EXCLUSIVITY

4.1.Research Term Exclusivity.

4.1.1.[**] Field.  During the [**], Carisma and its Affiliates shall not, either for their own benefit or on behalf of any Third Party (and shall not grant or maintain a grant to any rights to any Third Parties to), research, Develop or Commercialize, any product for use in the [**] Field, other than in performance of this Agreement.

4.1.2.[**] Field.

(a)During the [**], Carisma and its Affiliates shall not, either for their own benefit or on behalf of any Third Party (and shall not grant or maintain a grant to any rights to any Third Parties to), research, Develop or Commercialize, any product for use in the [**] Field, other than in performance of this Agreement.

(b)Beginning on the [**] and until the [**], the exclusivity restrictions in 4.1.2(a) shall continue to apply but shall not restrict Carisma or its Affiliates from pursuing research programs in the [**] Field with respect to any Targets that are not Collaboration Targets (each such research program, a “Carisma [**] Field Research Program”).  Prior to commencing any Carisma [**] Field Research Program, Carisma shall provide Moderna with a reasonably detailed written overview of such proposed Carisma [**] Field Research Program and the associated Target, along with any available data and a reasonably detailed draft research plan for such proposed Carisma [**] Field Research Program (collectively, the “Proposed Research Summary”).  Carisma shall promptly provide to Moderna any additional information reasonably requested by Moderna with respect to such Proposed Research Summary, including a proposed research budget.  Moderna shall have the option to include such proposed Carisma [**] Field Research Program as a Research Program under the Agreement and the associated Target as a Research Target.  If Moderna wishes to exercise such option, it shall provide written notice of such exercise to Carisma within [**] of the receipt of the Proposed Research Summary, and in such case the Parties shall agree to a Research Plan and an update to the Research Budget in accordance with Section 2.6 or Section 2.7 for such Carisma [**] Field Research Program, which shall be a Research Program under this Agreement, provided that the Research Target(s) of such Research Program shall not count against the twelve (12) Research Targets that Moderna may nominate for inclusion in Research Programs under Section 2.4.  If Moderna does not exercise such option as to a Carisma [**] Field Research Program, Carisma may unilaterally pursue such Carisma [**] Field Research Program at its own cost and expense, provided that, notwithstanding Section 2.2.2(b), Moderna shall have the right to nominate the Target of such Carisma [**] Field Research Program as a Research Target and include such Carisma [**] Field Research Program as an additional Research Program under the Agreement at any time prior to the earlier of (i) [**], and (ii) [**], by notifying Carisma of such nomination and paying the [**] Field Program Option Fee and prospective research funding, and in such case the Parties shall agree to a Research Plan and an update to the Research Budget in accordance with Section 2.6 or Section 2.7 for such Carisma [**] Field Research Program, which shall be a Research Program under this Agreement, provided that the Research Target(s) of such Research Program shall not count against the twelve (12) Research Targets that Moderna may nominate for inclusion in Research Programs under Section 2.4.  If Moderna does opt-in to any such Carisma [**] Field Research Program, Moderna’s right to nominate the associated Research Target as a Development Target shall continue until the earlier of (1) [**] and (2) [**], and the nomination of such Research Target as a Development Target shall [**].   If Moderna does not opt-in to any such Carisma [**] Field Research Program, nothing in this Section 4.1.2(b) or any other provision of this Agreement shall prevent Moderna from nominating at any time during the Research Term any Target associated with such Carisma [**] Field Research Program as a Research Target, and (x) if such nomination occurs before [**], then Carisma shall promptly terminate all activities with respect to such Carisma [**] Field Research Program, and (y) if such nomination occurs after [**], Carisma may continue to progress such Carisma [**] Field Research Program in accordance with the terms of this Agreement, and shall perform all of its obligations under this Agreement with respect to the Research Program for such Research Target and in a manner that does not disadvantage such Research Program relative to the Carisma [**] Field Research Program.

4.2.Collaboration Target Exclusivity.  During the Term, Carisma and its Affiliates shall not, either for their own benefit or on behalf of any Third Party (and shall not grant or maintain a grant to any rights to any Third Parties to), research, Develop or Commercialize, any product incorporating or directed to any Collaboration Target, other than in performance of this Agreement, provided that the foregoing shall not apply to the conduct of any Carisma [**] Field Research Program in the [**] Field pursuant to Section 4.1.2(b).

4.3.Product Polypeptide Exclusivity.  During the Term, Carisma and its Affiliates shall not, either for their own benefit or on behalf of any Third Party (and shall not grant or maintain a grant to any rights to any Third Parties to), research, Develop or Commercialize, the Product Polypeptide that is incorporated or contained in any Product incorporating or directed to any Development Target or any product incorporating or based upon such Product Polypeptide, other than in performance of this Agreement.

4.4.Exception for Business Combination.  Notwithstanding Sections 4.1, 4.2 and 4.3, if a Business Combination occurs with respect to Carisma with a Third Party, and the Third Party (or any of such Third Party’s Affiliates or any successors or assigns of such Third Party or such Third Party’s Affiliates, other than Carisma and its Affiliates as of the Business Combination) has as of the Business Combination, or later has, a program (or rights thereto) that would otherwise violate any of Sections 4.1, 4.2 or 4.3 (each, a “Carisma Business Combination Program”), then [**].

ARTICLE V.

GOVERNANCE

5.1.Joint Steering Committee.

5.1.1.Formation. As of the Effective Date, the Parties have established a joint steering committee (the “Joint Steering Committee” or “JSC”) to oversee and coordinate the Research Programs and activities of the Parties during the period during which Carisma continues to participate in research pursuant to a Research Plan (the “JSC Term”). The JSC also shall be responsible for resolving any disagreements between the Parties with respect to any Research Plan that the Parties are unable to agree upon pursuant to Section 2.6.  The JSC shall be comprised of [**] representatives with appropriate experience, expertise and decision making authority from each Party.  The JSC may change its size from time to time by mutual consent of its members; provided that the JSC shall consist at all times of an equal number of representatives of each of Carisma and Moderna.  In addition, with the consent of the other Party, each Party may invite a reasonable number of additional representatives as subject matter experts to participate in discussions and meetings of the JSC.  Each Party’s representatives on the JSC and all other individuals participating in discussions and meetings of the JSC on behalf of a Party shall be subject to confidentiality and non-use obligations with respect to information disclosed at such meeting that are no less restrictive than the provisions of ARTICLE VII.  Carisma and Moderna shall each designate one of its JSC members as co-chairperson of the JSC. The co-chairpersons of the JSC shall be responsible for setting the agenda for meetings of the JSC with input from the other members, and for conducting the meetings of the JSC. The JSC shall conduct its responsibilities hereunder in good faith and with reasonable care and diligence.  Each Party may replace its representatives on the JSC at any time upon written notice to the other Party.  The initial members of the JSC shall be appointed within [**] after the Effective Date.  Unless agreed otherwise by the Parties in writing, the JSC shall be disbanded at the end of the JSC Term.

5.1.2.Meetings; Minutes.

(a)Unless otherwise agreed by the JSC, the JSC shall meet at least [**] during the JSC Term on such dates and at such times and places as agreed to by the members of the JSC.  JSC meetings may be held in person or by audio or videoconference.  Each Party shall be responsible for its own expenses relating to attendance at, or participation in, JSC meetings.

(b)The co-chairpersons of the JSC shall provide the members of the JSC with draft written minutes from each meeting within [**] after each such meeting to be approved by the JSC members within [**] after the meeting.

5.1.3.Decision-Making. Each Party’s representatives on the JSC shall collectively have one vote on all matters within the scope of the JSC’s responsibilities.  The JSC members shall use reasonable efforts to reach unanimous agreement on all JSC decisions. If the JSC is unable to reach consensus with respect to a particular matter within [**] after the matter is first presented to the JSC, then upon the written request of a Party, the matter shall be referred to the Executive Officers (or their designees, which designee is required to have decision-making authority on behalf of such Party), who shall use reasonable efforts to reach agreement on such matters in good faith by negotiation and consultation for a period of [**] following receipt of such written notice.

If such Executive Officers are unable to reach consensus with respect to a particular matter within such [**] period after the matter is first referred to such Executive Officers, then Moderna shall have the right to make the final decision with respect to the relevant matter, provided that Moderna shall not have the right to unilaterally: [**].

5.2.Alliance Managers.  Within [**] after the Effective Date, each Party shall appoint an individual, who is an employee of such Party, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall: (a) serve as the primary points of contact between the Parties for the purpose of providing the other Party with information on the progress of a Party’s activities under this Agreement; (b) be responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties; (c) facilitate the prompt resolution of any disputes; and (d) attend JSC meetings. Each Alliance Manager may also serve as a representative of its respective Party on the JSC. An Alliance Manager may also bring any matter to the attention of the JSC if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.  For clarity, unless an Alliance Manager is a representative of its respective Party on the JSC, each Alliance Manager will have no voting right on the JSC unless otherwise agreed to in writing by the Parties.

ARTICLE VI.

FINANCIAL TERMS

6.1.Upfront Payment.  No later than [**] following the Effective Date, Moderna shall pay Carisma a one-time, non-refundable and non-creditable payment of forty five million U.S. Dollars ($45,000,000) by wire transfer of immediately available funds in consideration for the research work to be performed by Carisma as part of the Collaboration and for the license and other rights granted by Carisma to Moderna hereunder with respect to the Territory.

6.2.Development Target Designation Fee.

6.2.1.On a Development Target-by-Development Target basis, upon Moderna’s designation of a Development Target, the Parties shall determine whether filings are required under the HSR Act in connection therewith and, subject to the termination or expiration of any applicable waiting period or other applicable clearance under the HSR Act if any such filings are required, Moderna shall pay to Carisma the non-refundable and non-creditable amount set forth in the table below (“Development Target Designation Milestone Payment”) within (a) [**] after providing written notice to Carisma of the designation of such Development Target pursuant to Section 2.9 or (b) [**], whichever is later.

Development Target Designation Milestone	Development Target Designation Milestone Payment (in US$ millions)
Designation of each of the [**] through the [**] Development Targets	[**]

Development Target Designation Milestone	Development Target Designation Milestone Payment (in US$ millions)
Designation of each of the [**] and subsequent Development Targets	[**]

6.3.Development Milestones. Subject to the terms and conditions of this Agreement, no later than [**] following the first occurrence of each event described below (each, a “Development Milestone”), on Product-by-Product basis Moderna shall pay Carisma the non-refundable and non-creditable amounts set forth below for each Product to achieve such event (each, a “Development Milestone Payment”):

Development Milestone	Development Milestone Payment (in US$ millions)
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Moderna shall provide written notice to Carisma of the achievement of each Development Milestone within [**] after such achievement.

If a Development Milestone for a Product is achieved without the preceding Development Milestone(s) having been achieved for such Product, then the Development Milestone Payment for such preceding Development Milestone(s) shall be paid by Moderna to Carisma together with the Development Milestone Payment for the Development Milestone that was achieved.  For example, if the [**] Development Milestone [**] in the table above is achieved for a Product but the [**] Development Milestone [**] in the table above had not been achieved for such Product, then Moderna would pay the Development Milestone Payment for both such [**] Development Milestone and [**] Development Milestone upon achievement of the [**] Development Milestone.

Each of the Development Milestone Payments set forth above shall be payable one time only per Product.

If Moderna or its Affiliates or Sublicensees Develops a Product that has achieved at least one Development Milestone and subsequently discontinues Development of such Product and Develops a different Product incorporating or directed to the same combination of Collaboration Targets (whether one Collaboration Target or multiple Collaboration Targets), then Moderna shall be required to pay Development Milestone Payments for such different Product only for Development Milestones that had not been achieved by such discontinued Product.

6.4.Sales Milestone Payments.  Subject to the terms and conditions of this Agreement, on a Product-by-Product basis, Moderna shall pay to Carisma the non-refundable and non-creditable milestone payments on sales of Products (“Sales Milestone Payments”) set forth below within [**] of the achievement by Moderna or its Affiliates or Sublicensee of each of the corresponding events (each, a “Sales Milestone”), it being understood and agreed that each of the Sales Milestone Payments shall only be due and payable one time per Product:

Sales Milestone	Sales Milestone Payment (in US$ millions)
First achievement of aggregate Annual Net Sales in any Calendar Year of a Product in the Territory of at least $[**]	[**]
First achievement of aggregate Annual Net Sales in any Calendar Year of a Product in the Territory of at least $[**]	[**]
First achievement of aggregate Annual Net Sales in any Calendar Year of a Product in the Territory of at least $[**]	[**]

Moderna shall provide written notice to Carisma of the achievement of each Sales Milestone within [**] of such achievement.

Each of the Sales Milestone Payments set forth above shall be payable one time only with respect to each Product (regardless of the number of the number of times with respect to any Product the specified Sales Milestone occurs).

6.5.Royalties.

6.5.1.Product Royalties.  Moderna shall pay Carisma royalties on Annual Net Sales, on a Product-by-Product basis, equal to the following portions of Annual Net Sales multiplied by the applicable royalty rate (each royalty rate, a “Royalty Rate”) for such portion during the applicable Royalty Term for each such Product in accordance with this Section 6.5 (the “Per Product Annual Net Sales”).

For Per Product Annual Net Sales of Products, Moderna shall pay the applicable corresponding Royalty Rate set forth below:

Per Product Annual Net Sales	Royalty Rate
Per Product Annual Net Sales above $[**], up to $[**]	[**]%
Per Product Annual Net Sales exceeding $[**] up to $[**]	[**]%
Per Product Annual Net Sales exceeding $[**]	[**]%

Each Royalty Rate set forth in the table above shall apply only to that portion of the Per Product Annual Net Sales of Products in the Territory during a Calendar Year that falls within the indicated range of Per Product Annual Net Sales (as represented in the left column in the table above).

6.5.2.Fully Paid-Up, Royalty Free License.  Following expiration of the applicable Royalty Term for any Product in a given country, no further royalties shall be payable in respect of sales of such Product in such country and such sales shall not be included in Net Sales for any purpose hereunder, and thereafter the license granted to Moderna hereunder with respect to such Product in such country shall automatically become fully paid-up, perpetual, irrevocable and royalty-free.

6.5.3.Royalty Reduction for Third Party Payments.  Subject to Section 6.5.5, the amount of any royalties owed by Moderna to Carisma pursuant to Section 6.5.1 shall be reduced, on a Product-by-Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis, by (a) an amount equal to [**] percent ([**]%) of any royalties paid by Moderna (i) [**], (ii) [**], and (b) an amount equal to [**] percent ([**]%) of any royalties paid by Moderna with respect to [**].

6.5.4.Royalty Term; Reduction.  Moderna’s royalty obligations to Carisma under this Section 6.5 shall be on a Product-by-Product and country-by-country basis for the applicable Royalty Term for such Product in such country in the Territory; provided that, subject to Section 6.5.5, the royalty amounts payable with respect to Annual Net Sales of Products shall be reduced on a Product-by-Product and country-by-country basis, to [**] percent ([**]%) of the amounts otherwise payable pursuant to Section 6.5.1 during any portion of the Royalty Term in which there is neither (a) at least one (1) Valid Claim of a [**] or (B) that Covers such Product in such country nor (b) Regulatory-Based Exclusivity for such Product in such country.  Only one royalty shall be payable by Moderna to Carisma for each sale of a Product.

6.5.5.Royalty Floor.   The royalty reductions under Section 6.5.3 and 6.5.4 shall not, individually or in combination, reduce the royalties payable by Moderna for a given Calendar Quarter pursuant to Section 6.5.1 to less than [**] percent ([**]%) of the amounts payable by Moderna for a given Calendar Quarter pursuant to Section 6.5.1.

6.5.6.[**].

6.5.7.Payment of Royalties.  Moderna shall: (a) within [**] following the end of each Calendar Quarter in which a royalty payment accrues, provide to Carisma a report for each country in the Territory in which sales of Product occurred in the Calendar Quarter covered by such statement, specifying for such Calendar Quarter:  the number of Products sold; the gross sales and Annual Net Sales in each country’s currency; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Annual Net Sales in accordance with Moderna’s Accounting Principles; the applicable exchange rate to convert from each country’s currency to U.S. Dollars under Section 6.5.1; and the royalty calculation and royalties payable in U.S. Dollars, and (b) make the royalty payments owed to Carisma hereunder in accordance with such royalty report in arrears, within [**] from the end of each Calendar Quarter in which such payment accrues.

6.6.[**] Royalties and Payments.  Moderna shall pay Carisma for all milestone payments under Section [**] of the [**] License Agreement and royalty payments under Section [**] of the [**] License Agreement, after application of all deductions to such royalty payments permitted under the [**] License Agreement (including Section [**] thereof) to the extent [**], which royalty payments may be deducted in part from the royalties payable to Carisma as provided in Section 6.5.3.  Moderna shall pay to Carisma such royalty and milestone payments prior to such time as Carisma is due to make such payments under the [**] License Agreement, and the Parties shall cooperate to provide royalty and milestone reports and invoices to facilitate Moderna’s payment prior to such time.  Except as provided in this Section 6.6, Carisma shall be solely responsible for all payments due under the [**] License Agreement.

6.7.Additional Payment Terms.

6.7.1.Accounting.  All payments hereunder shall be made in U.S. Dollars by wire transfer to a bank designated in writing by Carisma.  Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with Moderna’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.  For purposes of calculating the Net Sales thresholds set forth in Section 6.5.1, the aggregate Per Product Annual Net Sales with respect to each Calendar Quarter within a Calendar Year shall be calculated based on the currency exchange rates for the Calendar Quarter in which such Per Product Annual Net Sales occurred, in a manner consistent with the exchange rate procedures set forth in the immediately preceding sentence.

6.7.2.Late Payments.  Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at an annual rate equal to the lesser of:  (a) [**] points ([**]%) above the prime rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the first day of each Calendar Quarter in which such payments are overdue or (b) the maximum rate permitted by

Applicable Law; in each case calculated on the number of days such payment is delinquent, compounded monthly.

6.7.3.Tax Withholding.

(a)Tax Withholding.  Except as expressly set forth in this Section 6.7.3(a), each Party shall pay any and all taxes levied on it on account of all payments it receives under this Agreement.  The amounts payable under this Agreement are based on [**].

(b)Indirect Tax.  Notwithstanding anything to the contrary in this Agreement (including anything to the contrary in Section 6.7.3(a)), this Section 6.7.3(b) shall apply with respect to value added tax, goods and services tax, sales tax, consumption tax or any similar tax (“Indirect Tax”). All amounts agreed by the Parties under this Agreement are exclusive of VAT. [**].

(c)[**].  Notwithstanding Section 6.7.3(a) and 6.7.3(b), [**].

6.7.4.Blocked Payments.  In the event that, by reason of Applicable Law in any country, it becomes impossible or illegal for Moderna (or any of its Affiliates or Sublicensees) to transfer, or have transferred on its behalf, payments owed Carisma hereunder, Moderna shall promptly notify Carisma of the conditions preventing such transfer and such payments shall be deposited in local currency in the relevant country to the credit of Carisma in a recognized banking institution designated by Carisma or, if none is designated by Carisma within a period of [**], in a recognized banking institution selected by Moderna or any of its Affiliates or its Sublicensees, as the case may be, and identified in a written notice given to Carisma.

6.8.Records Retention by Moderna; Review by Carisma.

6.8.1.Records.  With respect to payments to be made under ARTICLE VI of this Agreement, Moderna agrees to keep, and to require its Affiliates and Sublicensees to keep, for at least [**] from the end of the Calendar Year to which they pertain, complete and accurate records of transfer and sales by Moderna or its Affiliates or Sublicensees, as the case may be, of each Product, in sufficient detail to allow the accuracy of the payments made thereunder to be confirmed.

6.8.2.Review.  Subject to the other terms of this Section 6.8.2, at the request of Carisma, which shall not be made more frequently than [**] during the Term, upon at least [**] prior written notice from Carisma, and at the expense of Carisma, Moderna shall permit an independent, nationally-recognized certified public accountant selected by Carisma and reasonably acceptable to Moderna to inspect (during regular business hours) the relevant records required to be maintained by Moderna under Section 6.8.1.  In every case the accountant must have previously entered into a confidentiality agreement with both Parties substantially similar to the provisions of ARTICLE VII and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to Section 6.8.1.  Carisma shall treat the results of any such accountant’s review of Moderna’s records as Confidential Information of Moderna subject to the terms of ARTICLE VII.  If any review reveals a deficiency or overpayment in the calculation and/or payment of royalties by Moderna, then (a) Moderna or Carisma as applicable shall promptly pay the other Party the amount of such deficiency, and (b) if such underpayment is more than [**] percent ([**]%) or $[**], whichever is greater, in any Calendar Year, Moderna shall, within [**] of invoice therefor, pay the reasonable Out-of-Pocket Costs incurred by Carisma in connection with the review.

ARTICLE VII.

CONFIDENTIALITY

7.1.Nondisclosure.  Each Party agrees that a Party or its Affiliates (the “Receiving Party”) receiving Confidential Information of the other Party or its Affiliates (the “Disclosing Party”) shall (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement (it being understood that this clause (c) shall not create or imply any rights or licenses not expressly granted under this Agreement).  The obligations of confidentiality, non-disclosure and non-use under this Section 7.1 shall be in full force during the Term and for a period of [**] thereafter.  Each Party, upon the request of the other Party, shall return all copies of or destroy (and certify such destruction in writing) the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, within [**] of such request or, if earlier, the termination or expiration of this Agreement; provided, however, that the Receiving Party may retain (i) Confidential Information of the Disclosing Party to exercise any rights which expressly survive such termination or expiration pursuant to this Agreement, (ii) one (1) copy of all other Confidential Information in archives solely for the purpose of establishing the contents thereof, and (iii) copies remaining on its standard computer back-up devices.

7.2.Exceptions.  The obligations in Section 7.1 shall not apply with respect to any portion of the Confidential Information of the Disclosing Party that the Receiving Party can show by competent written proof:

7.2.1.was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

7.2.2.is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

7.2.3.is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party, without any breach by the Receiving Party of its obligations hereunder; or

7.2.4.is independently developed by or for the Receiving Party or its Affiliates without reference to or reliance upon the Disclosing Party’s Confidential Information.

7.3.Authorized Disclosure.

7.3.1.Disclosure.  Notwithstanding Section 7.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party, and Confidential Information deemed to belong to both the Disclosing Party and the Receiving Party, to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a)subject to Section 7.5, complying with Applicable Laws (including the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) or any national securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance;

(b)disclosure of the other Party’s Confidential Information to any of its officers, employees, consultants, agents or Affiliates or sublicensees (and in the case of Moderna, Sublicensees) if and only to the extent necessary to carry out its responsibilities or exercise its rights under this Agreement; provided that each such disclosee is bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement;

(c)disclosure, solely on a “need to know basis,” to (i) Affiliates, potential or actual research and development collaborators, subcontractors, advisors (including attorneys and accountants), (ii) actual or potential acquirers, investment bankers, investors, lenders, or other potential financial partners, and (iii) in each case of (i) and (ii), their and each of the Parties’ respective directors, employees, contractors and agents; provided that in all cases of (i), (ii) and (iii), prior to any such disclosure, each disclosee must be bound by written obligations of confidentiality, non-disclosure and non-use no less restrictive than the obligations set forth in this ARTICLE VII (provided, however, that in the case of prospective investment bankers, investors, lenders or other financial partners, the term of confidentiality may be shortened to [**] from the date of disclosure and in the case of legal advisors, no written agreement shall be required), which for the avoidance of doubt, shall not permit use of such Confidential Information for any purpose except those permitted by this Agreement; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 7.3.1(c) to treat such Confidential Information as required under this ARTICLE VII; and

(d)disclosure of the existence and terms of this Agreement by Carisma to [**], to the extent necessary for Carisma to comply with its obligations under the [**] License Agreement, provided that prior to such disclosure, Carisma shall discuss such disclosure with Moderna and redactions to the terms of this Agreement that are permitted by the [**] License Agreement.

7.3.2.Terms of Disclosure.  If and whenever any Confidential Information is disclosed in accordance with this Section 7.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement).  Where reasonably possible and subject to Section 7.5, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make any disclosures pursuant to Section 7.3.1(a) sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information, and the Receiving Party shall provide reasonable assistance to the Disclosing Party with respect thereto; provided that, in such event, the Receiving Party shall use reasonable measures to ensure confidential treatment of such information and shall only disclose such Confidential Information of the Disclosing Party as is necessary to comply with such Applicable Laws or judicial process.

7.4.Terms of this Agreement.  The Parties agree that this Agreement and all of the respective terms hereof shall be deemed to be Confidential Information of Carisma and Moderna, and each Party agrees not to disclose any of them without the prior written consent of the other Party, except that each Party may disclose any of them in accordance with the procedures of Section 7.3 (and the provisions related thereto, including, to the extent applicable, the provisions of Section 7.5).

7.5.Securities Filings.  Each Party acknowledges and agrees that the other Party may submit this Agreement to the SEC or any national securities exchange in any jurisdiction (collectively the “Securities Regulators”) if required by Applicable Law, and if a Party is required to submit this Agreement to any Securities Regulators, such Party agrees to consult with the other Party with respect to proposed redactions to this Agreement for confidential treatment.  Notwithstanding the foregoing, if a Party is required by Applicable Law or any Securities Regulator to make a disclosure of the terms of this Agreement in a filing with or other submission to such Securities Regulator, and (a) such Party has provided copies of the disclosure to the other Party as far in advance of such filing or other disclosure as is reasonably practicable under the circumstances, (b) such Party has promptly notified the other Party in writing of such requirement and any respective timing constraints, and (c) such Party has given the other Party a reasonable time under the circumstances (and at least [**] if reasonably practicable) from the date of notice by such Party of the required disclosure to comment upon, request confidential treatment or approve such disclosure, then such Party shall have the right to make such public disclosure at the time and in the manner reasonably determined by its counsel to be required by Applicable Law.  Notwithstanding anything to the contrary herein, it is hereby understood and agreed that if a Party seeks to make a disclosure to a Securities Regulator as set forth in this Section 7.5, and the other Party provides comments within the respective time periods or constraints specified herein or within the respective notice, the Party seeking to make such disclosure or its counsel, as the case may be, shall in good faith consider incorporating such comments.

7.6.Publications.  Neither Party shall publish any Confidential Information of the other Party directly related to the Products (including Product Polypeptides), without the prior written consent of the other Party (which consent may not be unreasonably withheld or delayed), unless such information has already been publicly disclosed either prior to the Effective Date or after the Effective Date in accordance with Section 7.3, Section 7.5, this Section 7.6 or Section 7.7 below.  Each Party shall submit to the other Party any publication or presentation (including in any seminars, symposia or otherwise) of the other Party’s Confidential Information directly related to the Products for review and approval at least [**] prior to submission for the proposed date of publication or presentation.  The Parties shall work together to resolve any comments and objections on a timely basis; provided, however, that each Party may request deletion of any of its Confidential Information from any such proposed publication. The obligations imposed by this Section 7.6 shall not apply to a Party’s publication or presentation of information relating to the Development, use or Commercialization of products other than Products .

7.7.Press Release; Publicity.  The Parties agree that a public announcement of the execution of this Agreement, as mutually agreed by the Parties, shall be made on or promptly after the Effective Date.  Except as provided in Section 7.3, Section 7.5 or Section 7.6, only upon the approval of the other Party, not to be unreasonably withheld, shall additional public disclosures be made, unless public disclosure is required to comply with applicable securities or stock exchange rules and regulations (and in such case only in accordance with Section 7.5). Neither Party shall use the name of the other Party in any publicity, advertising or announcements or for any other commercial purpose without the prior written approval of the Party whose name is to be used, provided that any press release issued by Moderna with respect to a Product shall acknowledge that the Product was developed in collaboration with Carisma.

ARTICLE VIII.

INTELLECTUAL PROPERTY

8.1.License.

8.1.1. Research License.

(a)During the Research Term, Carisma hereby grants to Moderna and its Affiliates the exclusive (except to the extent limited to non-exclusive as set forth in Section 2.10.2.2), worldwide, royalty-free right and license in the Field in the Territory under and to the Licensed Intellectual Property to (i) perform the Moderna Research Activities, (ii) perform additional research and pre-clinical Development activities relating to (A) the Field, (B) Research Targets and Product Polypeptides and (C) Products, and (iii) Manufacture and have Manufactured materials for use in such research and pre-clinical Development Activities.  Moderna shall have the right to grant sublicenses under the rights granted to it under this Section 8.1.1 to (x) its Affiliates and (y) Third Party Subcontractors, provided that the foregoing exclusive license in clause (ii)(a) is subject to Carisma’s right to conduct Carisma [**] Field Research Programs pursuant to Section 4.1.2(b).

(b)During the Research Term with respect to each Research Program, Moderna hereby grants to Carisma and its Affiliates the non-exclusive, worldwide, royalty-free right and license in the Field in the Territory under and to the Patents and Know-How Controlled by Moderna and its Affiliates that are necessary for Carisma to perform the Carisma Research Activities, solely to perform the Carisma Research Activities.

8.1.2.Commercial License.  Effective upon Moderna’s designation of a Research Target as a Development Target pursuant to Section 2.9, subject to the termination or expiration of any applicable waiting period or other applicable clearance under the HSR Act if the Parties have determined that filings are required under the HSR Act, Carisma hereby grants to Moderna a worldwide, exclusive (even as to Carisma and its Affiliates), royalty-bearing  license, with the right to grant sublicenses (subject to Section 8.1.3), under and to the Licensed Intellectual Property to research, Develop, Manufacture, have Manufactured, use, offer for sale, sell, import or otherwise Commercialize (a) Collaboration Products with respect to such Collaboration Target in the Field in the Territory, and (b) Other Products with respect to such Collaboration Target in all fields in the Territory.

8.1.3.Sublicenses.  Moderna shall have the right to grant sublicenses (through multiple tiers) under the rights granted to it under Section 8.1.2 without the prior consent of Carisma, to any (a) Affiliate of Moderna, (b) Third Party Subcontractor engaged by Moderna, and (c) Third Party for the Development, Manufacture or Commercialization of any Product.  Each sublicense granted by Moderna under this Section 8.1.3 shall be in writing and subject to and consistent with the terms and conditions of this Agreement.  Moderna shall remain fully responsible (at its own cost) for all acts or omissions of any Sublicensees it appoints (including any acts or omissions which result in a breach of the terms of this Agreement), and Moderna shall ensure that each Sublicensee complies with the terms and conditions of this Agreement applicable to such Sublicensee.

8.1.4.Rights Retained by the Parties.  For purposes of clarity, each Party retains the rights under all Know-How and Patents Controlled by such Party not expressly granted to the other Party pursuant to this Agreement.  Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

8.1.5.Section 365(n) of the Bankruptcy Code.  All licenses granted under this Agreement are deemed to be, for purposes of Section 101(35A) of title 11 of the United States Code and of any similar provisions of Applicable Laws under any other jurisdiction (the “Bankruptcy Code”), licenses of rights to “intellectual property”.  Moderna may fully exercise all of its rights and elections under the Bankruptcy Code.  The Parties further agree that if Moderna elects to retain its rights as a licensee under any Bankruptcy Code, Moderna shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology.  Such embodiments of the technology shall be delivered to Moderna not later than: (a) the commencement of bankruptcy proceedings against Carisma, upon written request, unless Carisma elects to perform its obligations under this Agreement, or (b) if not delivered under this Section 8.1.5 upon the rejection of this Agreement by or on behalf of Carisma, upon written request.  Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

8.1.6.[**] License Agreement Requirements.  The rights and licenses sublicensed by Carisma to Moderna with respect to any Patents and Know-How Controlled by Carisma pursuant to the [**] License Agreement (the “[**] Intellectual Property”), including, as applicable, in Sections 8.1.1(a), 8.1.2, 8.2, and in ARTICLE IX and ARTICLE X, are subject to the terms and conditions of the [**] License Agreement as applicable to the scope of Moderna’s rights and obligations under this Agreement.  In furtherance and not in limitation of the foregoing, Moderna acknowledges and agrees that:

(a)the rights and licenses granted by Carisma to Moderna under the [**] Intellectual Property are subject to Sections [**] of the [**] License Agreement;

(b)Moderna agrees to covenants that meet the requirements of Section [**] of the [**] License Agreement;

(c)Moderna agrees to indemnification of [**] that meets the requirements of Section [**] of the [**] License Agreement;

(d)Moderna shall obtain insurance that meets the requirements of Section [**] of the [**] License Agreement;

(e)Moderna agrees to restrictions on Moderna’s use of [**]’s names that meets the requirements of Section [**] of the [**] License Agreement;

(f)[**] agrees to a restriction on antidiscrimination that meets the requirements of Section [**] of the [**] License Agreement;

(g)if requested by Carisma, Moderna shall provide information to Carisma regarding its research and Development activities under this Agreement that is required for Carisma to satisfy its obligations under Section [**] of the [**] License Agreement;

(h)in the event [**] provides written notice to Carisma that Moderna has materially failed to perform one or more obligations in the portion of this Agreement relating to the [**] Intellectual Property where Moderna’s failure to perform adversely affects the interests of [**] protected by this Agreement, and Carisma fails to address such failure in a commercially reasonable manner after reasonable notice thereof, then [**] shall be considered as a third party beneficiary of this Agreement for the purpose of enforcing such obligation(s) against Moderna;

(i)upon termination of the [**] License Agreement, Carisma shall assign any license granted to Moderna under this Agreement with respect to the [**] Intellectual Property to [**] as provided in Section [**] of the [**] License Agreement; and

(j)each sublicense granted by Moderna with respect to the [**] Intellectual Property shall comply with Section [**] of the [**] License Agreement.

8.2.Ownership.

8.2.1.Carisma Licensed Intellectual Property.  Carisma shall retain all of its right, title and interest in, to and under the Licensed Intellectual Property except, in each case, to the extent that any such rights are licensed to Moderna under this Agreement.

8.2.2.Intellectual Property Arising Under This Agreement.

(a)Subject to Section 8.2.2(e), Moderna shall be the sole owner of any Patents and Know-How conceived, discovered, developed, invented or created solely by or on behalf of Moderna or its Affiliates, Sublicensees or Third Parties acting on its or their behalf in the performance of activities under this Agreement (it being understood that any activities carried out by or on behalf of Carisma or its Affiliates under this Agreement shall not be construed or interpreted to be carried out by or on behalf of Moderna or its Affiliates for purposes hereof), and  Moderna shall retain all of its right, title and interest thereto, except to the extent that any rights or licenses are granted thereunder by Moderna to Carisma under this Agreement.

(b)Subject to Sections 8.2.2(d) and 8.2.2(f), Carisma shall be the sole owner of any Patents and Know-How conceived, discovered, developed, invented or created solely by or on behalf of Carisma or its Affiliates in the performance of activities under this Agreement (it being understood that any activities carried out by or on behalf of Moderna or its Affiliates under this Agreement shall not be construed or interpreted to be carried out by or on behalf of Carisma or its Affiliates for purposes hereof), and Carisma shall retain all of its right, title and interest thereto, except to the extent that any rights or licenses are granted thereunder by Carisma to Moderna under this Agreement.

(c)Subject to Sections 8.2.2(d) and 8.2.2(f), (i) any Improvements, inventions, works-of-authorship, and developments conceived, discovered, developed, invented or created jointly by (A) Carisma, its Affiliates or Third Parties acting on its or their behalf and (B) Moderna, its Affiliates, Sublicensees or Third Parties acting on its or their behalf, while conducting activities under this Agreement (the “Joint Know-How”), and (ii) any and all Patents that claim such Joint Know-How (the “Joint Patents”, and together with the Joint Know-How and other intellectual property rights with respect thereto, the “Joint IP”) shall be owned jointly by Moderna and Carisma, and all right, title and interest thereto shall be jointly owned by the Parties, subject to any rights expressly licensed by one Party to the other Party under this Agreement.  Except to the extent either Party is restricted by the licenses granted by one Party to the other Party pursuant to this Agreement, or the covenants contained herein, each Party shall be entitled to practice and license the Joint Patents and Joint Know-How without restriction and without consent of, or (subject to the financial provisions of this Agreement) an obligation to account to, the other Party, and each Party hereby waives any right it may have under Applicable Laws to require any such consent or accounting.

(d)Notwithstanding anything to the contrary herein, any Know-How conceived, discovered, developed, invented or created in the performance of activities under this Agreement either (A) jointly by (I) Carisma or its Affiliates or Third Parties acting on its or their behalf and (II) Moderna, its Affiliates, Sublicensees or Third Parties acting on its or their behalf, (B) solely by Carisma, its Affiliates or Third Parties acting on its or their behalf, or (C) solely by Moderna, its Affiliates, Sublicensees or Third Parties acting on its or their behalf, in each case to the extent [**] ((A)-(C) collectively, the “Moderna Platform Program Know-How”), and any and all Patents that claim such Moderna Platform Program Know-How (“Moderna Platform Program Patents,” and together with the Moderna Platform Program Know-How and other intellectual property rights with respect thereto, the “Moderna Platform Program Technology”), shall be owned solely by Moderna, subject to any rights or licenses expressly granted by Moderna to Carisma under this Agreement.  Carisma, on behalf of itself and its Affiliates, hereby assigns to Moderna all of Carisma’s and its Affiliates’ right, title and interest in and to all Moderna Platform Program Technology.  Carisma shall promptly disclose to Moderna in writing, the conception, discovery, development, invention or creation of any Moderna Platform Program Know-How. Carisma shall take all actions and provide Moderna with all reasonably requested assistance to effect such assignment and shall execute all documents necessary to perfect such assignment.

(e)Notwithstanding anything to the contrary herein, but subject to Sections 8.2.2(d) and 8.2.2(f), any Know-How conceived, discovered, developed, invented or created in the performance of activities under this Agreement either (A) jointly by (I) Carisma or its Affiliates or Third Parties acting on its or their behalf and (II) Moderna, its Affiliates, Sublicensees or Third Parties acting on its or their behalf, (B) solely by Carisma, its Affiliates or Third Parties acting on its or their behalf, or (C) solely by Moderna, its Affiliates, Sublicensees or Third Parties acting on its or their behalf, in each case to the extent [**] ((A)-(C) collectively, the “Carisma Platform Program Know-How”), and any and all Patents that claim such Carisma

Platform Program Know-How (“Carisma Platform Program Patents,” and together with the Carisma Platform Program Know-How and other intellectual property rights with respect thereto, the “Carisma Platform Program Technology”), shall be owned solely by Carisma, subject to any rights or licenses expressly granted by Carisma to Moderna under this Agreement.  Moderna, on behalf of itself and its Affiliates, hereby assigns to Carisma all of Moderna’s and its Affiliates’ right, title and interest in and to all Carisma Platform Program Technology.  Moderna shall promptly disclose to Carisma in writing, the conception, discovery, development, invention or creation of any Carisma Platform Program Know-How.  Moderna shall take all actions and provide Carisma with all reasonably requested assistance to effect such assignment and shall execute all documents necessary to perfect such assignment.

(f)Notwithstanding anything to the contrary herein, but subject to Section 8.2.2(d), any Know-How conceived, discovered, developed, invented or created in the performance of activities under this Agreement either (A) jointly by (I) Carisma or its Affiliates or Third Parties acting on its or their behalf and (II) Moderna, its Affiliates, Sublicensees or Third Parties acting on its or their behalf, (B) solely by Carisma, its Affiliates or Third Parties acting on its or their behalf, or (C) solely by Moderna, its Affiliates, Sublicensees or Third Parties acting on its or their behalf, in each case to the extent [**] ((A)-(C) collectively, the “Product-Specific Program Know-How”), and any and all Patents that claim such Product Specific Program Know-How (“Product-Specific Program Patents,” and together with the Product-Specific Program Know-How and other intellectual property rights with respect thereto, the “Product-Specific Program Technology”), shall be owned solely by Moderna, subject to any rights or licenses expressly granted by Moderna to Carisma under this Agreement.  Carisma, on behalf of itself and its Affiliates, hereby assigns to Moderna all of Carisma’s and its Affiliates’ right, title and interest in and to all Product-Specific Program Technology.  Carisma shall promptly disclose to Moderna in writing, the conception, discovery, development, invention or creation of any Product-Specific Program Know-How.  Carisma shall take all actions and provide Moderna with all reasonably requested assistance to effect such assignment and shall execute all documents necessary to perfect such assignment.

8.2.3.Inventorship.  Inventorship shall be determined by application of U.S. patent law pertaining to inventorship.

8.2.4.Cooperation and Allocation.  Each Party shall cause its and its Affiliates’ employees, consultants, licensees (and in the case of Moderna, Sublicensees), agents, independent contractors, or any other Person who conceives, discovers, develops or otherwise makes any Improvement, Know-How or other intellectual property by or on behalf of such Party or its Affiliates under this Agreement, to assign to such Party such Person’s right, title and interest in and to any such Improvement, Know-How or other intellectual property, as is necessary to enable such Party to fully effect the ownership of such Improvement, Know-How or other intellectual property, as provided for in this Section 8.2.  Each Party shall also include provisions in its relevant agreements with Third Parties performing activities on its behalf pursuant to this Agreement, that effect the intent of this Section 8.2.  Each Party agrees to provide reasonable cooperation to the other Party, and shall cause its Affiliates, employees, consultants, sublicensees (and in the case of Moderna, Sublicensees), agents, or independent contractors to, cooperate with such Party and take all reasonable additional actions and execute such agreements, instruments and documents as may be reasonably required to perfect such Party’s right, title and interest in and to Improvement,

Know-How or other intellectual property, as set forth in this Section 8.2, including by executing and delivering all documents reasonably required to evidence or record any assignment pursuant to this Agreement.

8.3.Product-Specific Program Technology License.

8.3.1.If a Collaboration Target becomes a Discontinued Target pursuant to the terms of this Agreement, then Moderna shall grant, and does hereby grant, effective on the date such Collaboration Target becomes a Discontinued Target pursuant to Section 1.47, a non-exclusive, worldwide, royalty-free and sublicensable (subject to Section 8.1.3, mutatis mutandis) license under the Product-Specific Program Technology that is owned by Moderna pursuant to Section 8.2.2(f)(A) or Section 8.2.2(f)(B) to [**].  If Carisma wishes to expand such license with respect to a Discontinued Target to include [**], Carisma may request such an expansion from Moderna not earlier than the later of (a) [**] after the date such Collaboration Target became a Discontinued Target and (b) [**] after expiration of the Research Term, and in such case Moderna agrees it shall grant such royalty-bearing license subject to negotiation in good faith and agreement by the Parties of the terms for such expansion.

8.3.2.If Moderna does not opt-in to a Carisma [**] Field Research Program pursuant to Section 4.1.2, and nominates any Target associated with such Carisma [**] Field Research Program as a Research Target after such Carisma [**] Field Research Program becomes an Internal Carisma Program and Carisma continues to progress such Carisma [**] Field Research Program, then Moderna shall grant, and hereby does grant, to Carisma a non-exclusive, worldwide, royalty-free and sublicensable (subject to Section 8.1.3, mutatis mutandis) license under the Product-Specific Program Technology that (a) is owned by Moderna pursuant to Section 8.2.2(e)(A) or Section 8.2.2(e)(B) and (b) is solely related to such Research Target, to [**].

8.4.Carisma Platform Program Technology License.  Carisma hereby grants to Moderna a non-exclusive, worldwide, royalty-free and sublicensable (subject to Section 8.1.3) license under the Carisma Platform Program Technology that is owned by Carisma pursuant to Section 8.2.2(e)(A) or (C) to [**].

8.5.In-Licenses.

8.5.1.Generally. Subject to Section 8.5.2, if during the Term, either Party identifies any Third Party Patents, Know-How or Materials that would be necessary or reasonably useful for, in each case either Party’s performance of activities set forth in a Research Plan or the Development, Manufacture or Commercialization of a Product, in each case, pursuant to the terms of this Agreement, such Party may independently negotiate and enter into an agreement to obtain a license or other rights to such Patents, Know-How or Materials (collectively, “New In-License IP”) for use in connection with the performance of such Research Plan activities or the Development, Manufacture or Commercialization of such Product, in each case pursuant to the terms of this Agreement (a “New In-License”).

8.5.2.Moderna Initial Right to Enter New In- Licenses.  Notwithstanding the foregoing Section 8.5.1, to the extent Carisma identifies any Third Party Patents, Know-How or Materials related to any [**], Carisma shall promptly notify Moderna of such Patents, Know-How or Materials and Moderna shall have the first right to negotiate for and enter into a New In-License with respect to such Patents, Know-How or Materials, provided that Moderna will notify Carisma if Moderna wishes to exercise such right within [**] of Carisma’s notice, and such first right will continue for so long as Moderna or its Affiliate is actively negotiating such agreement, and Moderna will keep Carisma reasonably informed as to the status of such negotiations. If Moderna does not notify Carisma of its intent to exercise such right or ceases actively negotiating such agreement (in which case it will so notify Carisma), Carisma shall have the right to negotiate for and enter into a New In-License with respect to such Patents, Know-How or Materials.  If Moderna enters into a New In-License with respect to Patents, Know-How or Materials pursuant to this Section 8.5.2 that are related to [**] and also related to any [**] then, if requested by Carisma, the Parties shall discuss in good faith Moderna granting to Carisma a non-exclusive, royalty-bearing sublicense under such Patents, Know-How or Materials for use with such [**] outside of the Field on terms that would be negotiated by the Parties.

8.5.3.Moderna Option to Sublicense New Carisma In-Licensed IP.

8.5.3.1.  Subject to Section 8.5.2, if Carisma or any of its Affiliates intends to obtain a license to any Patents or Know-How from a Third Party that, if Controlled by Carisma or its Affiliates, would at the time of such notice constitute Licensed Intellectual Property or potentially would, considering the scope of the Collaboration and the Research Activities contemplated to be conducted hereunder, constitute Licensed Intellectual Property after the date of such notice (“New Carisma In-Licensed IP”), then Carisma shall promptly notify Moderna thereof.  If requested by Moderna, Carisma shall keep Moderna reasonably apprised of the negotiations of such license, including by providing copies of any draft agreements received from or sent to such Third Party, and Carisma shall reasonably consider any comments or requests provided by Moderna.   Carisma agrees that (a) it shall not negotiate for economic terms in any agreement for New Carisma In-Licensed IP in a manner that intentionally results in the fees, royalties, milestones or other remuneration payable thereunder with respect to research, Development, Manufacturing and Commercialization activities contemplated hereunder being disproportionately higher than the amounts payable with respect to research, Development, Manufacturing and Commercialization activities performed outside of the scope of this Agreement, and Carisma shall use Commercially Reasonable Efforts to negotiate target-by-target economic terms and (b) it shall use Commercially Reasonable Efforts to reserve the right in such agreement to disclose the terms of such agreement to Moderna (subject to confidentiality obligations), grant sublicenses to Moderna as contemplated herein and provide for the survival of any sublicenses granted thereunder in the event of termination of such agreement.  If Carisma enters into an agreement for New Carisma In-Licensed IP pursuant to which Carisma is granted exclusive rights with respect to the relevant New Carisma In-Licensed IP and such agreement does not contain the right to grant sublicenses to Moderna as contemplated herein, Carisma shall use Commercially Reasonable Efforts to, if such agreement is entered into during the Research Term, exclude the Field from the field of such license, and if such agreement is entered into after the Research Term, exclude the Field from the field of such license with respect to any Product Polypeptide or Collaboration Target.

8.5.3.2.Carisma shall promptly notify Moderna in the event Carisma or any of its Affiliates licenses any New Carisma In-Licensed IP.  If Carisma would be required to make any payment or impose any restrictions or conditions in connection with the grant of, or Moderna’s exercise of rights under, a sublicense to such Patent or Know-How hereunder, Carisma’s notice shall also inform Moderna of such fact.  In such case, Moderna shall have the option to take a sublicense to such Patent or Know-How on the terms and conditions of this Agreement, which option Moderna can exercise by (a) notifying Carisma within [**] of receipt of Carisma’s notice under this Section 8.5.3.2 and (b) agreeing in writing to (i) make any such payment, subject to Moderna’s right to offset all or a portion of such payments against the royalties payable to Carisma hereunder pursuant to Section 6.5.3 and (ii) adhere to such restrictions or conditions, provided that any such payment (other than royalty payments based on sales by Moderna or its Affiliates or Sublicensees) shall be equitably apportioned to reflect the fair value attributable to the Products as compared to other products or applications.  The Parties will negotiate such equitable apportionment in good faith and if the Parties are unable to agree upon such equitable apportionment, either Party may refer the matter for resolution to a mutually agreed independent Third Party expert having at least [**] experience in pharmaceutical licensing matters.  Upon exercise of such option, Carisma shall be deemed to “Control” such Patent or Know-How.  If Moderna, in its sole discretion, does not exercise such option, then (A) the New Carisma In-Licensed IP shall not be deemed Licensed Intellectual Property and shall not be deemed “Controlled” by Carisma or its Affiliates, and (B) Carisma shall not use any such New Carisma In-Licensed IP in connection with the performance of any Research Program or otherwise in connection with this Agreement, provided that if any Patent in such New Carisma In-Licensed IP Covers [**]. Notwithstanding the foregoing, if Moderna elected to not exercise such option with respect to New Carisma In-Licensed IP within [**] of receipt of Carisma’s notice of having obtained a license to such New Carisma In-Licensed IP, Moderna shall have the right at any time thereafter to exercise such option.

8.5.3.3.Moderna shall have the option to take a sublicense to the [**] IP on the terms and conditions of this Agreement, which option Moderna can exercise by (a) notifying Carisma at any time during the Term and (b) agreeing in writing to (i) make any payment that Carisma is required to make in connection with the grant of, or Moderna’s exercise of rights under, such sublicense, subject to Moderna’s right to offset a portion of such payments against the royalties payable to Carisma hereunder pursuant to Section 6.5.3 and (ii) adhere to any restrictions or conditions that Carisma is required to impose in connection with the grant of, or Moderna’s exercise of rights under, such sublicense.

8.6.America Invents Act.  The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. § 100(h).  Notwithstanding anything to the contrary in this ARTICLE VIII, neither Party shall have the right to provide to a court or an agency a statement under 37 C.F.R. §1.104(c)(4)(ii)(A) to disqualify, for purposes of 35 USC § 102(b)(2)(C) or 35 USC § 102(c), prior art under § 102(a)(2)  without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.  With respect to any such permitted statement, the Parties shall use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof.  Notwithstanding the foregoing, the other Party’s consent under this Section 8.6 shall not be required in connection with an obviousness-type double patenting rejection in any patent application claiming a Product or uses thereof, provided that to the extent that a Party intends to file a terminal disclaimer under 37 C.F.R. § 1.321(d), the Parties shall first agree on terms and conditions under which the Patent subject to such terminal disclaimer and the patent or application over which such application is disclaimed shall be jointly enforced, to the extent that the Parties have not previously agreed to such terms and conditions.

ARTICLE IX.

PATENT PROSECUTION

9.1.Prosecution and Maintenance of Patents.

9.1.1.Licensed Patents.  Subject to the provisions of any Third Party license agreement under which [**] rights in any Licensed Patent are sublicensed to [**] hereunder:

(a)[**] Initial Right.  [**] shall have the initial right (but not the obligation), at its expense, to Prosecute and Maintain the Licensed Patents, [**] (“Product Polypeptide Patents”).  [**] or its patent counsel shall keep [**] informed as to material developments with respect to the Prosecution and Maintenance of such Licensed Patents specifically related to Products licensed to [**] hereunder, including by providing copies of all substantive office actions or any other substantive documents that such patent counsel receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions, and shall provide [**] with a reasonable opportunity to comment substantively on the Prosecution and Maintenance of such Licensed Patents prior to taking material actions (including the filing of initial applications), and shall in good faith consider any comments made by and actions recommended by [**], provided however that [**] does so promptly and consistent with any applicable filing deadlines.

(b)[**] Backup Right.  If [**]  intends to allow a Licensed Patent solely owned by [**] or one of its Affiliates and specifically related to Products licensed to [**] a hereunder to lapse or become abandoned without having first filed a substitute, it shall notify and consult with [**] of such intention at least [**] prior to the date upon which such Patent shall lapse or become abandoned, and [**] shall thereupon have the right (but not the obligation) to assume the Prosecution and Maintenance of such Patent at [**] expense with counsel of its choice.

9.1.2.[**] Patents, Product Polypeptide Patents and Joint Patents.  As between the Parties, [**] shall have the sole right (but not the obligation) to Prosecute and Maintain and enforce the [**] Platform Program Patents and any other Patent solely owned by [**] (the “[**] Patents”), [**].

9.2.Defense of Claims Brought by Third Parties.

9.2.1.Notice.  If a Party becomes aware of any actual or potential claim that the research, Development, Manufacture or Commercialization of any Product in the Field infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party.  In any such instance, the Parties shall as soon as practicable thereafter meet to discuss in good faith regarding the best response to such notice.  [**].

9.2.2.Costs.  Subject to any rights to indemnification from [**] hereunder, the costs and expenses incurred by the Parties in connection with defense of any claim described in Section 9.2.1 shall be borne [**], unless otherwise agreed in writing by the Parties, provided that [**] shall not be responsible for any such costs incurred by [**] unless agreed in advance in writing by [**].  For clarity, this Section 9.2.2 is intended to address the Parties’ defense costs in such claim, and if as a result of any such defense of such claim, a Party obtains a license under Third Party intellectual property rights, Section 6.5.3 may apply to the amounts due to any such Third Party pursuant to such license.

9.3.Patent Term Extensions.  Subject to the provisions of any Third Party license agreement under which Carisma’s rights in any Licensed Patent are sublicensed to Moderna hereunder, Moderna shall have the exclusive right, but not the obligation, to seek, in Carisma’s name if so required, patent term extensions, supplemental protection certificates and the like available under Applicable Law, including 35 U.S.C. § 156 and applicable foreign counterparts, in any country in the Territory in relation to [**].  Moderna shall have the right to seek such patent term extensions, supplemental protection certificates and the like in relation to any other [**].  Carisma and Moderna shall cooperate in connection with all such activities.  Moderna shall give due consideration to all suggestions and comments of Carisma regarding any such activities, but in the event of a disagreement between the Parties, Moderna shall have the final decision-making authority.

9.4.Recording.  If Moderna deems it necessary or desirable to register or record this Agreement or evidence of this Agreement with any patent office or other appropriate Governmental Authority in one or more jurisdictions in the Territory, Carisma shall reasonably cooperate to execute and deliver to Moderna any documents accurately reflecting or evidencing this Agreement that are necessary or desirable, in Moderna’s reasonable judgment, to complete such registration or recordation, provided that the Parties first mutually agree on the contents of such documents.  Moderna shall reimburse Carisma for all reasonable Out-of-Pocket Costs, including attorneys’ fees, incurred by Carisma in complying with the provisions of this Section 9.4.

9.5.Regulatory Data Protection.  Moderna shall have the sole authority to determine Patents to list, with the applicable Regulatory Authorities in the Territory during the Term, for any Product that Moderna intends to, or has begun to, Commercialize, such listings to include all so called “Orange Book” listings and “Purple Book” listings and all similar listings in any other relevant countries, regardless of which Party owns such Patent.

9.6.Liability.  Subject to the terms and conditions of this Agreement, to the extent that a Party is obtaining and/or Prosecuting and Maintaining a Patent under this Agreement, or otherwise exercising its rights under this ARTICLE IX, neither such Party, nor any of its Affiliates, employees, agents or representatives, shall be liable to the other Party in respect of any act, omission, default or neglect on the part of any such Affiliate, employee, agent or representative in connection with such activities undertaken in good faith.

ARTICLE X.

PATENT ENFORCEMENT

10.1.Enforcement of Patents.

10.1.1.Notice.  If any Party learns of an infringement or threatened infringement in the Field by a Third Party with respect to any Licensed Patent, [**] or Joint Patent, including actual or alleged infringement under 35 USC §271(e)(1), that is or would be infringing activity involving the using, making, importing, offering for sale or selling of products that are substantially the same as or otherwise competitive with the Products (including Comparable Third Party Products) (“Competitive Infringement”), such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such Competitive Infringement.  For any Competitive Infringement, Carisma shall share with Moderna all information reasonably available to it regarding such alleged infringement.

10.1.2.Biosimilar Applications.  If either Party receives a copy of an application submitted to the FDA under subsection (k) of Section 351 of the Public Health Service Act (“PHSA”) (a “Biosimilar Application”) naming a Product as a reference product or otherwise becomes aware that such a Biosimilar Application has been filed (such as in an instance described in Section 351(1)(9)(C) of the PHSA), such Party shall, within [**], notify the other Party.  If the Development, Manufacture or Commercialization of the product described in such Biosimilar Application would amount to Competitive Infringement of a Licensed Patent or Joint Patent, the Parties shall coordinate in good faith, provided that Moderna shall have the first right to determine, implement and control the appropriate course of action or any related proceeding as provided under Section 10.1.3.  If such Biosimilar Application would amount to Competitive Infringement of any Moderna Patents, Moderna shall have the sole right to determine, implement and control the appropriate course of action or any related proceeding.

10.1.3.Enforcement of Licensed Patents.    Subject to the provisions of any Third Party license agreement under which Carisma’s rights in any Licensed Patent are sublicensed to Moderna hereunder:

(a)Initial Enforcement.  As between the Parties, Moderna shall have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to any Competitive Infringement of any Licensed Patent and Joint Patent by counsel of its own choice, in Moderna’s own name and under Moderna’s direction and control.  The foregoing right of Moderna shall include the right to perform all actions of a reference product sponsor set forth in the U.S. Hatch-Waxman Act or Public Health Service Act, and any ex-U.S. equivalent of such laws.

(b)Timing.  Pursuant to Section 10.1.3(a), Moderna shall have a period of [**] after its receipt or delivery of notice and evidence pursuant to Section 10.1.1 or receipt of written notice from a Third Party that reasonably evidences any action or proceeding with respect to any Competitive Infringement described in Section 10.1.3(a) (an “Enforcement Proceeding”), to elect to so enforce such Licensed Patent or Joint Patent in the applicable jurisdiction (or to settle or otherwise secure the abatement of such Competitive Infringement), provided however, that such period shall be (i) more than [**] to the extent Applicable Law prevents earlier enforcement of such Licensed Patent or Joint Patent, and provided further that if such period is extended because Applicable Law prevents earlier enforcement, Moderna shall have until the date that is [**] following the date upon which applicable Law first permits such Enforcement Proceeding, and (ii) less than [**] to the extent that a delay in bringing such Enforcement Proceeding against such alleged Third Party infringer would limit or compromise the remedies (including monetary relief, and stay of regulatory approval) available against such alleged Third Party infringer.  In the event Moderna does not so elect (or settle or otherwise secure the abatement of such Competitive Infringement) before the first to occur of (A) the expiration of the applicable period of time set forth in the preceding subsections (i) and (ii), or (B) [**] before the expiration of any time period under Applicable Law, that would, if an Enforcement Proceeding was not filed within such time period, limit or compromise the remedies available from such Enforcement Proceeding, it shall so notify Carisma in writing and in the case where Carisma then desires to commence a suit or take action to enforce the applicable Licensed Patent (if solely owned by Carisma) or Joint Patent with respect to such Competitive Infringement in the applicable jurisdiction, Carisma shall, subject to Section 10.1.3(a), thereafter have the right to commence such a suit or take such action to enforce the applicable Licensed Patent or Joint Patent (such action, a “Step-In Proceeding”), at Carisma’s expense.

(c)Right to Participate; Joinder.  The non-enforcing Party in relation to any enforcement action or proceeding set forth in Section 10.1.3(a) shall have the right, at its own expense and by counsel of its choice, to be represented in any such action or proceeding.  In the case of any Enforcement Proceeding or Step-In Proceeding, at the enforcing Party’s written request, and at the enforcing Party’s expense (subject to Section 10.1.5), the other Party shall join any such action or proceeding as a party and shall use Commercially Reasonable Efforts to cause any Third Party as necessary to join such action or proceeding as a party if doing so is necessary for the purposes of establishing standing or is otherwise required by Applicable Law to pursue such action or proceeding.

(d)Cooperation.  In addition to the obligations set forth in
Sections 10.1.3(a) and 10.1.3(c), each Party shall provide to the Party enforcing any such rights under Section 10.1.3(a) reasonable assistance and cooperation in such enforcement, at such enforcing Party’s request and expense.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts.

(e)Consent to Enforce.  Notwithstanding anything to the contrary in this Section 10.1, if [**].

10.1.4.Settlement.  A settlement or consent judgment or other voluntary final disposition of a suit under this Section 10.1 may be entered into without the consent of the Party not bringing suit; provided, however, that any such settlement, consent judgment or other disposition of any action or proceeding by a Party under this ARTICLE X shall not, without the consent of the Party not bringing suit, (a) impose any liability or obligation on the Party not bringing suit, (b) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the licenses granted to the Party not bringing suit under this Agreement, (c) conflict with or reduce the scope of the subject matter claimed in any Patent owned by the Party not bringing suit, or (d) adversely affect the interest of the Party not bringing suit in any material respect, provided that such consent shall not be unreasonably withheld.

10.1.5.Costs and Recoveries.  Except as otherwise set forth in this Section 10.1, each Party shall bear all of its own internal costs incurred in connection with its activities under this Section 10.1.  If a Party commences a License Enforcement Proceeding or a License Step-In Proceeding, it shall bear all external costs and expenses for such action.  Any damages or other monetary awards recovered in any action, suit or proceeding brought under this Section 10.1 shall be shared as follows:

(a)Initial Allocation.  Such damages or other sums recovered shall be applied to all Out-of-Pocket Costs incurred by each Party directly in connection with such action (including, for this purpose, a reasonable allocation of expenses of outside counsel).  If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party; and

(b)Remaining Proceeds.  The remainder of any recovery or distribution received by a Party under this Section 10.1, after reimbursement of costs and expenses of each Party, shall be distributed as follows: (i) if Moderna is the enforcing Party, Moderna shall receive [**] percent ([**]%) and Carisma shall receive [**] percent ([**]%); and (ii) if Carisma is the enforcing Party, Carisma shall retain [**] percent ([**]%).

10.2.Enforcement of Moderna Patents.  As between the Parties, Moderna shall have the sole right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to any Third Party infringement of any Patents owned or Controlled by Moderna (including Moderna Platform Program Patents but excluding, for clarity, Licensed Patents and Joint Patents, the enforcement of which are addressed by Section 10.1), including Competitive Infringement of any Moderna Platform Program Patents by counsel of its own choice, in Moderna’s own name and under Moderna’s direction and control.

10.3.Other Actions by Third Parties.

10.3.1.Each Party shall promptly notify the other Party in the event of any legal or administrative action by any Third Party involving any Licensed Patent of which it becomes aware, including any nullity, revocation, inter partes review, interference, reexamination or compulsory license proceeding.  Subject to the provisions of any Third Party license agreement under which Carisma’s rights in any Licensed Patent are sublicensed to Moderna hereunder, Moderna shall have the first right, but no obligation, to defend against any such action involving any Licensed Patent in its own name (to the extent permitted by Applicable Law), and any such defense shall be [**].  Carisma, upon Moderna’s request, agrees to join in any such action at Moderna’s expense and in any event to cooperate with Moderna [**].  If Moderna fails to defend against any such action involving a Licensed Patent, then Carisma shall have the right, but no obligation, to defend such action, in its own name, and any such defense shall be [**].  In such event, Moderna, upon Carisma’s request, shall reasonably cooperate with Carisma in any such action [**].

10.3.2.Moderna shall have the sole right, but not the obligation, to defend any legal or administrative action by any Third Party involving any Patents owned or Controlled by Moderna

(including Moderna Platform Program Patents but excluding, for clarity, Licensed Patents, the enforcement of which are addressed by Section 10.3.1) of which it becomes aware, including any nullity, revocation, interference, inter partes review, reexamination or compulsory license proceeding.

ARTICLE XI.

INDEMNIFICATION; INSURANCE

11.1.Indemnification by Moderna.  Moderna shall indemnify, defend and hold harmless Carisma Indemnitees, from and against any and all Third Party Damages to the extent arising out of or relating to, directly or indirectly, any Claim based upon:

(a)[**]; or

(b)[**];

in each case, provided however that, such indemnity shall not apply to the extent Carisma has an indemnification obligation pursuant to Section 11.2 for such Third Party Damages.

11.2.Indemnification by Carisma.  Carisma shall indemnify, defend and hold harmless the Moderna Indemnitees, from and against any and all Third Party Damages to the extent arising out of or relating to, directly or indirectly, any Claim based upon:

(a)any breach by Carisma of any representation, warranty, covenant, agreement or obligation under this Agreement; or

(b)any discovery, research or use by Carisma or its Affiliates or licensees of any Product Polypeptide;

in each case, provided however that, such indemnity shall not apply to the extent Moderna has an indemnification obligation pursuant to Section 11.1 for such Third Party Damages.

11.3.Notice of Claims.  A Claim to which indemnification applies under Section 11.1 or Section 11.2 shall be referred to herein as an “Indemnification Claim.”  If a Party intends to claim indemnification under this ARTICLE XI, the Party claiming indemnification (the “Indemnitee”) shall notify the indemnifying Party (the “Indemnitor”) in writing, reasonably promptly upon becoming aware of an Indemnification Claim, describing in reasonable detail the facts giving rise to the Indemnification Claim; provided, that an Indemnification Claim in respect of any action at law or suit in equity by or against a Third Party as to which indemnification shall be sought shall be given reasonably promptly after the action or suit is commenced (provided that the Indemnitee is aware of such commencement); and provided further, that the failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually and materially prejudiced as a result of such failure to give notice.

11.4.Indemnification Procedures.  If an Indemnitee receives written notice of a Claim that the Indemnitee believes may result in a claim for indemnification under this ARTICLE XI, such Indemnitee shall deliver an Indemnification Claim to the Indemnitor in accordance with the provisions of Section 11.3.  If (but only for so long as) the Litigation Conditions are satisfied, then the Indemnitor shall have the right to assume and control the defense of the Claim, at its own expense with counsel selected by it and reasonably acceptable to the Indemnitee (such acceptance not to be unreasonably withheld, conditioned or delayed), by delivering written notice of its assumption of such defense to the Indemnitee within [**] of its receipt of notice of such Claim from the Indemnitor (but the Indemnitor shall in any event have the right to assume and control the defense of a Claim that initially sought injunctive relief (including a declaratory judgment) from the Indemnitee when the only remaining dispute in such matter is the determination of non-injunctive relief or when the only remaining relief sought by the Third Party in such matter is non-injunctive relief, whichever is first); provided, however, that the Indemnitee shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the Indemnitor, if (a) representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential conflict of interests between such Indemnitee and Indemnitor, (b) the Indemnitor has failed within a reasonable time to retain counsel, (c) the Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnitor, or (d) at any time the Litigation Conditions are not satisfied with respect to such Claim.  If the Indemnitor assumes and controls the defense of such Claim, the Indemnitor shall keep the Indemnitee reasonably apprised of the status of the Claim and the Indemnitee shall be entitled to otherwise monitor such Claim at its sole cost and expense.  If the Claim seeks injunctive relief (including a declaratory judgment) against or from the Indemnitee or if the Indemnitor does not assume the defense of the Claim as described in this Section 11.4, the Indemnitee shall be permitted to assume and control the defense of such Claim (but shall have no obligation to do so) and in such event shall be entitled to settle or compromise the Indemnification Claims in its sole discretion.  If the Indemnitor has assumed and controls the defense of the Claim in accordance with this Section 11.4, (i) the Indemnitee shall not settle or compromise the Indemnification Claim without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld, conditioned or delayed and (ii) the Indemnitor shall not settle or compromise the Indemnification Claim unless the terms of such settlement or compromise (x) provide for a legally binding and unconditional and irrevocable release of the Claims that are the subject of such Indemnification Claim in favor of the Indemnitee, (y) do not contain an admission of wrongdoing or liability on behalf of Indemnitee and (z) would not result in the payment of amounts by the Indemnitee, impose any other obligation on the Indemnitee or otherwise have an adverse effect on the Indemnitee’s rights or interests (including any rights under this Agreement or the scope or enforceability of any Patents or Know-How licensed by one Party to another Party pursuant to this Agreement), without the prior written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed.  In each case, the Party that is not controlling the defense of any Claim shall reasonably cooperate with the Party that is controlling the defense of such Claim, at the non-controlling Party’s expense and shall make available to the controlling Party all pertinent information under the control of the non-controlling Party, which information shall be subject to ARTICLE VII.  Each Party shall use Commercially Reasonable Efforts to avoid production of Confidential Information of the other Party (consistent with Applicable Law and rules of procedure), and to cause all communications among employees, counsel and other representatives of such Party to be made so as to preserve any applicable attorney-client or work-product privileges.

11.5.Insurance.  Each Party shall maintain, at its own cost, a program of insurance and/or self-insurance against liability and other risks associated with its activities and obligations under this Agreement in such amounts, subject to such deductibles and on such terms as are customary for such Party for the activities to be conducted by it under this Agreement.

11.6.LIMITATION OF LIABILITY.  EXCEPT (A) FOR A BREACH OF SECTION 14.3 (Assignment), ARTICLE IV (Exclusivity) OR ARTICLE VII (Confidentiality) OR (B) FOR CLAIMS THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE XI OR (C) FOR DAMAGES DUE TO GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF THE LIABLE PARTY, NEITHER CARISMA NOR MODERNA, NOR ANY OF THEIR RESPECTIVE AFFILIATES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT OR ITS AFFILIATES UNDER THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE OR EXEMPLARY DAMAGES OR LOST PROFITS OR LOST DATA, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.  Without limiting the generality of the foregoing, “consequential damages” shall be deemed to include, and neither Party shall be liable to the other Party or any of such other Party’s representatives or stockholders for, any damages based on or measured by loss of projected or speculative future sales of the Products, any unearned milestones or unearned royalties or any other unearned, speculative or otherwise contingent payments provided for in this Agreement.

ARTICLE XII.

TERM AND TERMINATION

12.1.Term; Expiration.

12.1.1.Term.  This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this ARTICLE XII, shall remain in effect until it expires (as applicable, the “Term”):

(a)on a Product-by-Product and country-by-country basis, on the date of the expiration of the Royalty Term with respect to such Product in such country; and

(b)in its entirety, upon the expiration of all applicable Royalty Terms under this Agreement with respect to all Products in all countries in the Territory.

12.1.2.Effect of Expiration.  After the expiration of the Term pursuant to Section 12.1.1 above, the following terms shall apply:

(a)Licenses after Royalty Term Expiration.  After expiration of the Term (but not after early termination) with respect to any Product in a country in the Territory pursuant to Section 12.1.1(a), Moderna shall have an exclusive, fully-paid, royalty-free, irrevocable, non-terminable right and license, with the right to grant sublicenses, under the Licensed Intellectual Property to Develop, Manufacture, have Manufactured, use, offer for sale, sell, import and otherwise Commercialize such Product in the Field in such country in the Territory.

(b)Licenses after Expiration of Agreement.  After expiration of the Term (but not after early termination) with respect to this Agreement in its entirety pursuant to Section 12.1.1(b), Moderna shall have an exclusive, fully-paid, royalty-free, irrevocable, non-terminable, worldwide right and license, with the right to grant sublicenses, under the Licensed Intellectual Property to Develop, Manufacture, have Manufactured, use, offer for sale, sell, import and otherwise Commercialize Products in the Field in the Territory.

12.2.Termination Without Cause.  At any time during the Term, Moderna shall have the right, in its sole discretion, to terminate this Agreement on a Product-by-Product or Collaboration Target-by-Collaboration Target basis, or in its entirety, without cause, upon ninety (90) days prior written notice to Carisma hereunder.  In addition, at any time during the Term, Moderna shall have the right, in its sole discretion, to terminate the sublicense granted to it by Carisma of the [**] Intellectual Property under the [**] License Agreement, upon [**] prior written notice to Carisma.

12.3.Termination for Breach.

12.3.1.Termination by Either Party for Breach.  Subject to Section 12.3.2, this Agreement and the rights granted herein may be terminated by either Party for the material breach by the other Party of this Agreement, provided, that the breaching Party has not cured such breach within [**] (or [**], in the case of Moderna’s payment obligations under this Agreement, or the time period provided in Section 12.3.2  with respect to a material breach by Moderna of its obligation to use Commercially Reasonable Efforts, each as applicable) (the “Cure Period”) after the date of written notice to the breaching Party of such breach, which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement pursuant to this Section 12.3.1.  Any such termination of this Agreement under this Section 12.3.1 shall become effective at the end of the Cure Period, unless the breaching Party has cured any such breach or default prior to the expiration of such Cure Period, or, if such breach is not susceptible to cure within the Cure Period, then, the non-breaching Party’s right of termination shall be suspended only if and for so long as the breaching Party has provided to the non-breaching Party a written plan that is reasonably calculated to effect a cure and such plan is acceptable to the non-breaching Party, and the breaching Party commits to and carries out such plan as provided to the non-breaching Party.  The Parties understand and agree that the totality of this Agreement and the totality of the circumstances with respect to this Agreement shall be taken into account and assessed as a whole for purposes of determining whether a breach is material under this Agreement.

12.3.2.Additional Procedures for Termination by Carisma for Failure of Moderna to Use Commercially Reasonable Efforts.  If Carisma wishes to exercise its right to terminate this Agreement pursuant to Section 12.3.1 for Moderna’s material breach of its obligations to use Commercially Reasonable Efforts under Section 3.1.1 as to a specific Collaboration Target or Product, (a) Carisma shall provide to Moderna a written notice of its intent to exercise such right, which notice shall be labelled as a “notice of material breach of diligence obligations under Section 3.1.1,” and shall state the reasons and justification for such termination and recommending steps which Carisma believes Moderna should take to cure such alleged breach, and (b) such termination right shall be limited to termination of this Agreement solely with respect to the applicable Collaboration Target(s) and Product(s) for which Moderna has allegedly materially breached its obligations under Section 3.1.1.  For any such notice of breach provided by Carisma, the Cure Period shall be [**], and shall become effective in accordance with Section 12.3.1.

12.3.3.Disagreement as to Material Breach.  If the Parties reasonably and in good faith disagree as to whether there has been a material breach pursuant to either Section 12.3.1 or 12.3.2, then the Party that disputes that there has been a material breach may contest the allegation by referring such matter, within [**] following such notice of alleged material breach for resolution to the Executive Officers, who shall meet promptly to discuss the matter, and determine, within [**] following referral of such matter, whether or not a material breach has occurred pursuant to Section 12.3.1 or 12.3.2, as applicable.  If the Executive Officers are unable to resolve a dispute within such [**] period after it is referred to them, the matter shall be resolved as provided in Section 14.5.

12.4.Termination for Bankruptcy.  If either Party makes a general assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not dismissed, discharged, bonded or stayed within [**] after the filing thereof, the other Party may terminate this Agreement in its entirety, effective immediately upon written notice to such Party.

12.5.Effects of Termination.

12.5.1.Termination by Moderna Pursuant to Section 12.2, by Carisma Pursuant to Section 12.3 or by Carisma Pursuant to 12.4.

(a)In the event this Agreement is terminated by Moderna pursuant to Section 12.2, by Carisma pursuant to Section 12.3 or by Carisma pursuant to Section 12.4, then notwithstanding anything contained in this Agreement to the contrary, upon the effective date of such termination:

(i)Termination.  All licenses granted to Moderna under this Agreement shall terminate in their entirety;

(ii)Collaboration Targets.  All Collaboration Targets shall become Discontinued Targets; and

(iii)Return of Confidential Information.  Each Party shall return or destroy (and certify such destruction in writing) all Confidential Information of the other Party with respect to the terminated Products being Developed or Commercialized under this Agreement, pursuant to Section 7.1, unless such information is practiced by the Receiving Party pursuant to licenses retained after any such termination under this Agreement.

(b)In the event Moderna terminates its sublicense to the [**] Intellectual Property under the [**] License Agreement pursuant to Section 12.2, then Moderna shall have no further rights or obligations with respect to the [**] License Agreement or [**] Intellectual Property, including under Section 6.6.

12.5.2.Termination by Moderna Pursuant to Section to 12.3 or 12.4.  In the event Moderna terminates this Agreement pursuant to Section 12.3 or Section 12.4, then notwithstanding anything contained in this Agreement to the contrary, upon the effective date of such termination:

(a)Termination.  All licenses granted to Moderna under this Agreement (other than pursuant to Section 8.4), and all licenses granted to Carisma under this Agreement, shall terminate in their entirety;

(b)Collaboration Targets.  Carisma’s obligations under ARTICLE IV shall continue for [**] after the termination of this Agreement, and on the expiration of such [**] period all Collaboration Targets shall become Discontinued Targets; and

(c)Return of Confidential Information.  Each Party shall return or destroy (and certify such destruction in writing) all Confidential Information of the other Party with respect to the terminated Products being Developed or Commercialized under this Agreement, pursuant to Section 7.1, unless such information is practiced by the Receiving Party pursuant to licenses retained after any such termination under this Agreement.

12.5.3.Payments.  In the event this Agreement is terminated by Moderna pursuant to Section 12.3 or Section 12.4, then no milestone payments by Moderna under ARTICLE VI shall be due on milestones achieved during the period between the notice of termination under this  ARTICLE XII and the effective date of termination; provided, however, if either Party provides notice of a dispute regarding a proposed termination pursuant to this ARTICLE XII or otherwise and such dispute is resolved in a manner in which no termination of this Agreement occurs with respect to such breach or the breaching Party cures the applicable breach during the Cure Period, then upon such resolution or cure Moderna shall within [**] pay to Carisma the applicable milestone payment for each milestone achieved during the period between the notice of termination under this ARTICLE XII and the resolution of such dispute or cure of such breach, and if it was determined that Moderna wrongly asserted breach by Carisma under Section 12.3.1, then Moderna shall also pay interest on such amount at an annual rate equal to the lesser of: (a) [**] points ([**]%) above the prime rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the first day of each Calendar Quarter in which such payments are overdue or (b) the maximum rate permitted by Applicable Law; in each case calculated on the number of days such payment is withheld, compounded monthly.  In the event Moderna terminates this Agreement pursuant to Section 12.2, Moderna shall pay any non-cancellable expenses of Carisma committed to by Carisma pursuant to any Research Plans that are payable after the effective date of termination, but excluding any non-cancellable expenses committed to by Carisma after Moderna sent written notice of such termination to Carisma pursuant to Section 12.2.

12.5.4.Partial Termination.  If this Agreement is terminated in part as to a Product or Collaboration Target, then the terms of this Section 12.5 shall apply solely with respect to such terminated Product or Collaboration Target.

12.6.Survival of Sublicensees.  Notwithstanding the foregoing, termination of this Agreement shall be construed as a termination of any sublicense of any Sublicensee hereunder, provided however that such Sublicensee shall have the right to request that Carisma grants to such Sublicensee a direct license.  Carisma shall not unreasonably withhold, condition or delay its consent to any such request.

12.7.Optional Reduction of Royalties.  In the event Moderna has the right to terminate this Agreement pursuant to Section 12.3 due to Carisma’s breach of [**] or [**], then at Moderna’s option in its sole discretion (a) this Agreement shall continue but all payments due to Carisma pursuant to ARTICLE VI shall be reduced by [**] percent ([**]%), provided that if the material breach by Carisma giving rise to such termination right pertains to one or more, but not all, Collaboration Targets, then such payment reduction shall apply only to the payments under ARTICLE VI for Products that incorporate or are directed to such Collaboration Target(s), or (b) Moderna may terminate this Agreement and Section 12.5.2 shall otherwise apply.  If Moderna elects option (a), then such reduction of royalties shall serve as Moderna’s exclusive remedy for any monetary damages that Moderna suffers as a result of Carisma’s breach under Section 12.3, but shall not, for clarity, preclude Moderna from seeking any non-monetary equitable relief for such breach, including injunctive relief.

12.8.Surviving Provisions.

12.8.1.Accrued Rights; Remedies.  Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration, including the payment obligations under ARTICLE VI hereof, and any and all damages or remedies (whether in law or in equity) arising from any breach hereunder.  Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.  Except as otherwise expressly set forth in this Agreement, the termination provisions of this ARTICLE XII are in addition to any other relief and remedies available to either Party under this Agreement and at Applicable Law.

12.8.2.Survival.  The rights and obligations of the Parties set forth in the following Sections and Articles shall survive the expiration or termination of this Agreement, in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: Sections 2.6.1 (with respect to a final reconciliation of Research Costs), 2.13 (last two sentences),  6.5.2, 6.7, 6.8, 8.1.5, 8.1.6, 8.2, 8.6, 9.6, 12.1.2, 12.5, 12.6, 12.8 and 13.3  and ARTICLE I, ARTICLE VII, ARTICLE XI and ARTICLE XIV, provided that such survival shall be limited to any specific time periods set forth in such Articles and Sections.  For the avoidance of doubt, in the event notice of termination of this Agreement is given prior to achievement of any milestone set forth in ARTICLE VI of this Agreement, Moderna shall not be obligated to make any milestone payment to Carisma with respect to any milestone with respect to the applicable Collaboration Target or Product achieved following the notice of such termination, provided that if such termination does not subsequently occur such milestone payment shall become payable.

ARTICLE XIII.

REPRESENTATIONS AND WARRANTIES; COVENANTS

13.1.Warranties; Disclaimer of Warranties.

13.1.1.Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that as of the Effective Date:  (i) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly executed by it and is legally binding upon it, enforceable against such Party in accordance with its terms; and (iii) the execution and delivery by such Party of this Agreement does not conflict with the terms of any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any Applicable Law.

13.1.2.Additional Representations and Warranties of Carisma.  Carisma represents and warrants to Moderna, as of the date hereof, that:

(a)except for Licensed Intellectual Property licensed under the [**] License Agreement, Carisma is the sole and exclusive owner of the Licensed Intellectual Property, all of which is free and clear of any claims, liens, charges or encumbrances (other than liens, charges or encumbrances for taxes not yet due or being contested in good faith);

(b)it has and shall have the full right, power and authority to grant all of the rights and licenses granted or to be granted to Moderna, Moderna’s Affiliates or Moderna’s Sublicensees under this Agreement;

(c)it has complied in all material respects with all Applicable Laws, including any disclosure requirements, in connection with the Prosecution and Maintenance of the Licensed Patents;

(d)Carisma has independently developed all Carisma Know-How or otherwise has a valid right to use, and to permit Moderna, Moderna’s Affiliates and Moderna’s Sublicensees to use Carisma’s Know-How for all permitted purposes under this Agreement;

(e)it has obtained from all inventors of Licensed Intellectual Property owned by Carisma or its Affiliates existing as of the Effective Date, valid and enforceable agreements assigning to Carisma each such inventor’s entire right, title and interest in and to all such Licensed Intellectual Property unless such assignment occurs automatically by virtue of Applicable Laws;

(f)except for Licensed Intellectual Property licensed under the [**] License Agreement, no Licensed Intellectual Property existing as of the Effective Date is subject to any funding agreement with any government or Governmental Authority;

(g)as of the Effective Date, Exhibit A sets forth a true and complete list of all Licensed Patents (including those pending before any patent office which have not been withdrawn or abandoned), indicating the owner, Carisma and/or co-owner(s), if applicable;

(h)as of the Effective Date, Carisma has disclosed any known Third Party challenges or threats to challenge the ownership, scope, validity or enforceability of any Licensed Intellectual Property;

(i)Schedule 13.1.2(i) sets forth a complete and accurate list of all agreements relating to the licensing, sublicensing or other granting of rights with respect to the Licensed Intellectual Property (“Carisma Agreements”), and Carisma has provided complete and accurate copies of all such agreements to Moderna.  Except under the Carisma Agreements, Carisma and its Affiliates are not subject to any payment obligations to Third Parties as a result of the execution or performance of this Agreement.  Carisma and its Affiliates are not in material breach of any Carisma Agreement pursuant to which Carisma and/or its Affiliates receive a license or sublicense to any Licensed Intellectual Property;

(j)there are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial or legal, administrative or other proceedings or governmental investigations pending or, to the knowledge of Carisma, threatened against Carisma which would (i) be reasonably expected to affect or restrict the ability of Carisma to consummate the transactions under this Agreement and to perform its obligations under this Agreement, and (ii) affect in any manner the Licensed Intellectual Property, or Carisma’s Control thereof;

(k)except as set forth in Exhibit A, neither Carisma nor any of its Affiliates has received any notice of any claim that any Patent, Know-How or other intellectual property owned or controlled by a Third Party would be infringed or misappropriated by the production, use, research, Development, Manufacture or Commercialization of any Product incorporating or based on the Carisma Technology pursuant to this Agreement, and to the knowledge of Carisma, there are no Patents owned by a Third Party and not included in the Licensed Intellectual Property that Cover the Carisma Technology or the manufacture, use or sale thereof (i) as the Carisma Technology is used and practiced by Carisma and its Affiliates as of the Effective Date and (ii) as currently contemplated to be used and practiced by the Parties pursuant to this Agreement, excluding in the case of (ii), Patents owned by a Third Party that Cover any Binder, mRNA Technology, or Target;

(l)to the knowledge of Carisma, no Third Party is conducting or engaging in any activity that would constitute infringement or misappropriation of the Carisma Technology or Licensed Intellectual Property in the Field in the Territory; and

(m)Carisma shall have sufficient resources and FTEs to perform its obligations under this Agreement.

13.2.Covenants.

13.2.1.Neither Carisma nor any of its Affiliates shall (a) assign, transfer, convey, encumber (including any liens or charges) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (including any liens or charges) or dispose of any Product Polypeptide or any Licensed Intellectual Property that claims or is used or incorporated in any then-existing Product or relates to any Collaboration Target except subject to the terms of this Agreement or pursuant to a permitted assignment of this Agreement pursuant to Section 14.3, (b) license or grant to any Third Party, or agree to license or grant to any Third Party, any Product Polypeptide or Licensed Intellectual Property if such license or grant would conflict with any of the rights granted to Moderna hereunder, or (c) except as permitted under ARTICLE VII, disclose any Confidential Information relating to the Product Polypeptides or any Licensed Intellectual Property specific to any Product to any Third Party.

13.2.2.Carisma shall not amend or agree to amend, waive or modify any terms or conditions of any Carisma Agreement in any manner that would, or terminate any Carisma Agreement if such termination would, adversely affect the rights granted to Moderna under this Agreement without the prior written consent of Moderna.  Carisma shall comply with all material terms of the Carisma Agreements in all material respects, and shall timely make all payments required to be made thereunder.  Except as provided in Section 6.6 or Section 8.5.3, Carisma shall be solely responsible for any payment obligations under or pursuant to any Carisma Agreement. Carisma shall promptly notify Moderna if it receives any notice from any Third Party that is a party to a Carisma Agreement stating that such Third Party intends to terminate or is terminating or intends to materially amend or modify any of the Carisma Agreements.  Carisma shall further notify Moderna of any issue of which Carisma is aware that has given or could reasonably be expected to give rise to a material dispute under any Carisma Agreement.

13.3.Disclaimer.  Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

ARTICLE XIV.

MISCELLANEOUS

14.1.Severability.  If any one or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction or arbitrator to be void, invalid or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction and the term or provision shall be considered severed from this Agreement, unless the invalid or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid or unenforceable term or provision.  If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree to (a) reduce the scope, duration, area or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable, and (b) make a good faith effort to replace any invalid or unenforceable term or provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

14.2.Force Majeure.  No Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to a cause beyond the reasonable control of a Party, including acts of God, fires, earthquakes, acts of war, terrorism, or civil unrest, or hurricane or other inclement weather, or epidemic, pandemic, or government action in response thereto (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party and further provided that the affected Party shall use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed.  When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

14.3.Assignment.

14.3.1.Generally.  This Agreement may not be assigned by any Party, nor may any Party delegate its obligations or otherwise transfer licenses or other rights created by this Agreement, except as expressly permitted hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

14.3.2.Successors.  Notwithstanding the limitations in Section 14.3.1, each Party may assign this Agreement, together with its rights and obligations hereunder, to (a) an Affiliate or (b) its successor in interest in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement.

14.3.3.All Other Assignments Null and Void.  The terms of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties.  Any purported assignment in violation of this Section 14.3 shall be null and void ab initio.

14.4.Dispute Resolution by Executive Officers.  Except as otherwise provided in this Agreement, in the event of any dispute between the Parties in connection with this Agreement, the construction hereof, or the rights, duties, or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves.  If such dispute is not resolved on an informal basis within [**], either Party may, by written notice to the other Party, refer the dispute to the Chief Executive Officer of the other Party (or a designee of such Chief Executive Officer) for attempted resolution by good faith negotiation within [**] after such notice is received.  Such officers, or their designees, shall attempt in good faith to promptly resolve such dispute.  If any matter is not resolved under the foregoing provisions, each Party may, at its sole discretion, seek resolution of such matter in accordance with Section 14.5.

14.5.Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

14.5.1.Governing Law. This Agreement, and all disputes relating to this Agreement, shall be governed by the laws of the State of Delaware, USA, notwithstanding any conflicts of laws provisions thereof.

14.5.2.Jurisdiction; Venue.  The sole jurisdiction, venue and dispute resolution procedure for all disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of, this Agreement, breach of this Agreement or the transactions contemplated by this Agreement shall be the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the State courts located in the State of Delaware, and the Parties to this Agreement hereby consent to the jurisdiction of such court and waive any objection to the venue of such proceeding.  Each of the Parties agrees that process may be served upon it in the manner specified in Section 14.6 and irrevocably waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, or to such manner of service of process.

14.5.3.WAIVER OF JURY TRIAL.  EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

14.6.Notices.  Any notice required or permitted to be given by this Agreement shall be in writing and in English and shall be (a) delivered by hand or by overnight courier with tracking capabilities, (b) mailed postage prepaid by first class, registered, or certified mail, or (c) electronic mail (subject to non-automated confirmation of receipt), in each case, in each case, addressed as set forth below unless changed by notice so given:

If to Moderna:

Moderna TX, Inc.
200 Technology Square
Cambridge, Massachusetts 02139
Attention: [**]

Email: [**]

with a copy to:

Moderna TX, Inc.
200 Technology Square
Cambridge, Massachusetts 02139
Attention: Deputy General Counsel
Email: [**]

If to Carisma:

Carisma Therapeutics Inc.

3675 Market Street, Suite 200

Philadelphia, Pennsylvania 19104

Attention: President

Email: [**]

With a copy to (which shall not constitute notice):

WilmerHale

60 State Street

Boston, MA 02109

Attention: Steven D. Barrett

Any such notice shall be deemed given on the date received, except any notice received after
5:30 p.m. (in the time zone of the receiving party) on a Business Day or received on a non-Business

Day shall be deemed to have been received on the next Business Day.  A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Section 14.6.

14.7.Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Carisma or Moderna from time to time.  Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

14.8.Third Party Rights and Obligations.  Except as provided in Section 8.1.6(h), no provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement.  However, Moderna may decide, in its sole discretion, to use one or more of its Affiliates to perform its obligations and duties hereunder, provided that Moderna shall remain liable hereunder for the performance by any such Affiliates of any such obligations.

14.9.Entire Agreement.  This Agreement, together with the attached Exhibits and Schedules, including their Exhibits and Schedules, contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way, and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date.

14.10.English Language.  This Agreement is written in the English language, which shall be controlling for all purposes.  No translation of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in a determination of the intent of the parties hereto.

14.11.Independent Contractors.  It is expressly agreed that Carisma and Moderna shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency or other fiduciary relationship.  Neither Carisma nor Moderna shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.

14.12.Equitable Relief.  Notwithstanding anything to the contrary herein, the Parties shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement.  Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.  The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages.

14.13.References.  Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule means references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

14.14.Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including,” “include,” or “includes” as used herein means including, without limiting the generality of any description preceding such term.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.  Any reference to any Party to this Agreement shall include such Party’s successors and permitted assigns.

14.15.Waiver; Amendment.  A term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance.  The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same.  This Agreement may be amended, and any term of this Agreement may be modified, only by a written instrument executed by a duly authorized representative of each Party.

14.16.Further Assurances.  Each Party shall execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.17.Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Electronically scanned signatures shall have the same effect as their originals.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

CARISMA THERAPEUTICS INC.	MODERNATX, INC.
By: /s/ Steven Kelly	By: /s/ Stephen Hoge

Name: Steven Kelly	Name: Stephen Hoge

Title: President & Chief Executive Officer	Title: President